UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Semtech Corporation

(Name of Registrant as Specified in its Charter)

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Semtech Corporation

200 Flynn Road

Camarillo, California 93012-8790

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 26, 2008

To our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Semtech Corporation will be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California, 93012 on Thursday, June 26, 2008 at 11:00 a.m., Pacific Daylight Savings time. The purposes of the Meeting are to:

1.	elect nine Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

2.	consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accountant for the Company for fiscal year 2009;

3.	consider and act upon a proposal to approve the Semtech Corporation 2008 Long-Term Equity Incentive Plan; and

4.	transact any other business which may properly come before the Meeting or any adjournment or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on May 2, 2008. Holders of a majority of the outstanding stock must be present in person or by proxy in order for the meeting to be held.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. A return envelope is enclosed for your convenience.

The Proxy Statement, proxy, and the Company’s Annual Report to Stockholders are being mailed on or about May 16, 2008.

By Order of the Board of Directors

Suzanna Fabos
Secretary

May 12, 2008

Camarillo, California

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on

June 26, 2008: The Proxy Statement and the Company’s Annual Report for fiscal year 2008 are available at

http://ww3.ics.adp.com/streetlink/smtc

SEMTECH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 26, 2008

PROXY STATEMENT

The Board of Directors (“Board”) of Semtech Corporation (the “Company” or “we”), 200 Flynn Road, Camarillo, California, 93012-8790, furnishes this Proxy Statement in connection with its solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California, 93012 on Thursday, June 26, 2008 at 11:00 a.m., Pacific Daylight Savings Time, or at any adjournments or postponements thereof.

We began mailing our proxy materials to stockholders on or about May 16, 2008.

What am I voting on and what are the Board’s recommendations?

Number	Proposal	Board’s Recommendation
1

To elect nine directors to hold office until the next Annual Meeting or until their successors are duly elected and qualified. The nominees are:

Mr. Glen M. Antle

Mr. W. Dean Baker

Mr. James P. Burra

Mr. Bruce C. Edwards

Mr. Rockell N. Hankin

Mr. James T. Lindstrom

Mr. Mohan R. Maheswaran

Gen. John L. Piotrowski USAF (Ret.)

Mr. James T. Schraith

For the election of each of the nominees

2	To ratify the appointment of Ernst & Young LLP as the independent registered public accountant for the Company for fiscal year 2009	For ratification for fiscal year 2009

3	To approve the Semtech Corporation 2008 Long-Term Equity Incentive Plan	For approval

Who is entitled to vote?

Stockholders as of the close of business on May 2, 2008 (the "Record Date") are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders do not have the right to cumulate votes.

Who are the largest principal shareholders?

The table under “Beneficial Ownership of Securities” sets forth each owner of greater than 5% of the Company’s common stock.

What percentages of stock do the directors and officers own?

Together, they own about 4.9% of Semtech common stock as of May 2, 2008. See “Beneficial Ownership of Securities.”

What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. You must return all proxies to ensure all your shares are voted.

How do I vote?

Recordholders: Indicate your voting preferences on the proxy card, sign and date it, and return it in the prepaid envelope. If you return a signed proxy card but do not indicate your voting preferences, we will vote FOR all proposals on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company’s Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

If you hold Semtech shares in “street name”: Your broker, bank, or other nominee will ask for your instructions, generally by means of a voting instruction form. If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Brokers generally have discretionary authority to vote on the election of directors (Proposal 1) and the ratification of independent public accountants (Proposal 2), but do not have discretionary authority to vote on the proposed equity incentive plan (Proposal 3).

How are the votes counted?

A “broker non-vote” occurs when a bank, broker, or other record holder of the Company’s shares does not vote on a proposal because it does not have discretionary voting authority and it has not received instructions from the beneficial owner on how to vote on the proposal.

Abstentions and "broker non-votes" are counted in determining the number of shares present and voting, with each tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

What constitutes a quorum?

As of the Record Date, 61,731,622 shares of the Company’s common stock were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of these outstanding shares is necessary to constitute a quorum for the Annual Meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed for approval of each item?

Proposal 1: Directors will be elected by a plurality of the votes cast in person or by proxy, meaning the nine nominees receiving the most votes will be elected directors. A stockholder may not cumulate his or her votes for individual directors.

Proposal 2: The selection of our independent registered public accountant will be ratified if a majority of the votes present in person or by proxy and entitled to vote on the matter are voted in favor of the proposal.

Proposal 3: The 2008 Long-Term Equity Incentive Plan will be approved if a majority of the votes present in person or by proxy and entitled to vote on the matter are voted in favor of the proposal.

Who will count the vote?

Mellon Investor Services LLC will tabulate the votes and act as inspector of election.

Who pays for the cost of this proxy solicitation?

The Company pays for the cost of soliciting proxies on behalf of the Board. The Company also will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners. Proxies may be solicited by mail, telephone, other electronic means or in person. Proxies may be solicited by Directors, officers, and regular employees of the Company, none of whom will receive any additional compensation for their services. In addition, Okapi Partners LLC has been retained to assist in soliciting proxies at a fee of $30,000 plus expenses.

How can I obtain a copy of the Company’s Annual Report?

We will promptly provide, upon written or oral request and without charge, a copy of the Company’s annual report on Form 10-K for the fiscal year ended January 27, 2008, including financial statements and financial statement schedules (“FY2008 Form 10-K”), to any person whose proxy is solicited by this statement or any beneficial owner of our common stock. Requests should be directed to Suzanna Fabos, Secretary, 200 Flynn Road, Camarillo, California 93012-8790, telephone (805) 498-2111. Any stockholder desiring additional proxy materials, a copy of any other document incorporated by reference in this proxy statement, or a copy of the Company’s Bylaws should similarly contact the Secretary.

Where can I find general information about the Company?

General information about us can be found on our website at www.semtech.com. The information on our website is for information only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report filed with the Securities and Exchange Commission (“SEC”).

We make available free of charge, either by direct access on our website or a link to the SEC website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC's website at www.sec.gov.

Financial statements and the related reports of our independent public accountants, earnings press releases, and similar communications issued prior to July 20, 2006 should no longer be relied upon and have been superseded by the information contained in the Form 10-K/A for fiscal year 2006 filed on March 29, 2007 (“Form 10-K/A”) that was filed to reflect additional non-cash stock-based compensation following a review of our historical stock option practices (the “restatement”); our Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2006, July 30, 2006, and October 29, 2006 which were filed concurrently with the Form 10-K/A (the “FY2007 Form 10-Qs”); and in reports filed with the SEC subsequent to the filing of the Form 10-K/A.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on

June 26, 2008: This Proxy Statement and the Company’s Annual Report for fiscal year 2008 are available at

http://ww3.ics.adp.com/streetlink/smtc

ELECTION OF DIRECTORS

(Proposal Number 1)

Nine directors are to be elected at the Meeting, each to serve until the following annual meeting or until a successor is elected and qualified. All of the nominees were elected to their present terms of office by the stockholders, have consented to be named, and have indicated their intent to serve if elected. Unless a proxy directs otherwise, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxyholders will vote the shares for such other person, if any, as shall be designated by the Board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW

Name, Age as of June 26, 2008, and Positions	Principal Occupation, Business Experience, and Directorships
Rockell N. Hankin Age 61 Director since 1988, Chairman since 2006 Finance Committee Nominating & Governance Committee

Private Investor. Principal, Hankin & Co., a diversified business advisory firm, from June 1986 through December 2005.

Director of Sparta, Inc. and three private companies. Vice Chair of the Kavli Foundation.

James P. Burra Age 65 Director since 1991, Vice Chair since 2007 Audit Committee Chair

Chief Executive Officer and majority owner of Endural LLC., a manufacturer of a proprietary line of vacuum formed, high density polyethylene containers, since October 2006 and Chief Executive Officer of its predecessors since 1989.

Director of Earl Scheib, Inc., an operator of retail automobile paint and body shops. Former Director of Hoover Group, Inc., former parent of Endural.

Glen M. Antle Age 69 Director since 2002 Compensation Committee Nominating & Governance Committee

Chairman of Trident Microsystems, Inc., a company that designs, develops, and markets integrated circuits, since November 2006. Acting CEO of Trident November 2006 to October 2007. Chairman of the Board of Directors of Quickturn Design Systems, Inc., an electronic design automation company, from June 1993 to June 1999. Co-founded ECAD, Inc., now Cadence Design Systems, Inc., and served as Chief Executive Officer and Chairman of its Board of Directors 1982 to 1988.

Director of Trident Microsystems, Inc since 1992 and Chairman of the Board since November 2006.

W. Dean Baker Age 65 Director since 2006 Compensation Committee Chair Special Litigation Committee

President of NanoPrecision Holding Company, a privately held company engaged in the development and manufacture of ultra-precision machined mechanical components, since October 2007. Consultant to firms in the technology sector on program reviews as well as evaluations of technical, management, and strategic matters since 1999. Previously served in a variety of leadership positions at Northrop Grumman Corporation, a leading defense contractor, including Vice-President and General Manager of the Defensive Systems Division, Vice-President and General Manager of Combat Support Systems, and Vice- President and TSSAM Program Manager for the Aircraft Division.

Director of NanoPrecision Holding Company and its wholly-owned subsidiary, NanoPrecision Products, Inc., and Data Display Products, a privately held provider of custom LED lighting products.

Bruce C. Edwards Age 54 Director since 2006 Audit Committee Finance Committee Special Litigation Committee

Executive Chairman Emeritus of Powerwave Technologies, Inc., a leading supplier of antenna systems, base station subsystems and coverage solutions to the wireless communications industry, since November 2007 and Executive Chairman February 2005 through November 2007. Chief Executive Officer of Powerwave 1996 through February 2005. Previously held executive and financial positions at AST Research, Inc, a personal computer company, AMDAX Corporation, a manufacturer of RF modems, and public accounting firm Arthur Andersen and Co.

Director of Emulex Corp.

James T. Lindstrom Age 62 Director since 2002 Audit Committee Nominating & Governance Committee Chair

Chief Financial Officer of eSilicon Corporation, a company that designs and manufactures custom semiconductor chips, since 2005. From August 2002 through August 2004, Chief Financial Officer of AmmoCore Technology, Inc., a provider of design implementation solutions for the rapid delivery of complex deep sub-micron system ICs. Previously Vice President, Finance and Administration and Chief Financial Officer of Silicon Perspective Corp., which merged with Cadence Design Systems, and Vice President, Chief Operating Officer of Lexra, Inc., a supplier of microprocessor cores designed for the embedded system-on-a-chip market.

Director of Lexra, Inc., a private company.

Mohan R. Maheswaran Age 45 Director since 2006

President and Chief Executive Officer of the Company since April 2006. Executive Vice President, General Manager of Intersil Corporation, a company that designs and manufactures analog semiconductors, from June 2002 until resignation in March 2006 to accept employment with the Company. From June 2001 to May 2002, Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. Previously employed by Elantec Semiconductor as Vice President of Business Development and Corporate Strategy; by Allayer Communications, a communications IC startup acquired by Broadcom; and by IBM Microelectronics, Texas Instruments, Hewlett Packard and Nortel Communications.

Mr. Maheswaran may terminate his employment with the Company and be entitled to severance benefits if the Company fails to nominate him to stand for election as a Director for so long as he is its Chief Executive Officer and an incumbent Director, unless such nomination is prohibited by law or by any applicable listing standard. See “Potential Payments Upon Termination or Change in Control” below.

John L. Piotrowski USAF (Ret.) Age 74 Director since 2002 Compensation Committee

Consultant on National Security Programs to aerospace corporations, Senior Advisor to aerospace corporations, the Air Force Research Lab, Joint National Integration Facility (JNIC), the Ground Based Midcourse Ballistic Missile Defense Program Manager, and Missile Defense Agency. Vice President of Science Applications International Corporation (SAIC) from 1995 through January 2000, then consulting employee of SAIC until retirement in February 2004. Previously, a member of the Defense Science Board and consultant and advisor for Lawrence Livermore National Lab and Los Alamos National Lab. Retired from the United States Air Force in 1990 after serving as Commander-in-Chief (CINC) North American Aerospace Defense (NORAD) Command and CINC U.S. Space Command and Vice Chief of Staff.

Director of Sparta, Inc. Former Director of the Space Foundation.

James T. Schraith Age 50 Director since 1995 Finance Committee Chair

Private investor and consultant to technology companies since 2002. Previously Chairman and CEO of Snap Appliances, Inc., a wholly-owned subsidiary of Quantum Corporation; Executive Vice President of Worldwide Sales & Corporate Marketing at Quantum Corporation; President and CEO of ShareWave, Inc., a developer of wireless networking products; Vice President and General Manager of the North America division of Compaq Computer; and President and COO of AST Research, Inc.

Director of Achievo Corp., JiWire, Inc., Schilling Robotics., and VisualCalc, Inc., all private companies. Former director of, eCullet, Inc., Mutant Logic, Inc., Sierra Logic, Inc., Scope iT, and several other public and private technology companies.

CORPORATE GOVERNANCE

Code of Conduct

The Board has adopted a written Code of Conduct that applies to the Directors and everyone in the Company, including the Chief Executive Officer and Chief Financial Officer. The Code of Conduct, which is the Company’s written code of ethics under NASDAQ and SEC rules, expresses the Company’s commitment to the highest standards of ethical business conduct.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are attached as Appendix A, that set forth key principles that guide its actions. Some of these principles are discussed below.

Independence

The Board is comprised of a majority of independent Directors. The Marketplace Rules of The NASDAQ Stock Market LLC. (“NASDAQ”) define an independent director as a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The Board has determined that all current Directors, other than Director Maheswaran, are independent under NASDAQ rules as well as in the assessment of the Board. The Board has determined that Director Maheswaran does not meet the independence standards due to his employment by the Company. In making these determinations, the Board considered, among other things, the matters described below under “Transactions with Related Parties”.

Transactions with Related Parties

We have adopted a written Related-Person Transaction Policy, approved by the Audit Committee and the Board, which provides guidelines for the disclosure, review, ratification and approval of transactions with our Directors, executive officers, 5% shareholders and their immediate family members in which the amount involved exceeds or reasonably can be expected to exceed $120,000. The policy is not intended to replace or supersede any of our other policies or procedures that may be applicable to a transaction, including our Code of Conduct. Under the Code of Conduct, all Directors and employees are expected to avoid actual or apparent conflicts between personal interests and Company interests.

The policy is administered by the Audit Committee and related-person transactions must be terminated unless approved or ratified by the Audit Committee in accordance with the terms of the policy. In making its determination, the Audit Committee is to take into account all relevant factors and material facts it deems significant and consider

•	the size and materiality of the transaction and the amount of consideration payable to the related-person;

•	the nature of the interest of the related-person;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms;

•	whether there are business reasons to enter into the transaction; and

•	whether the transaction is fair to the Company.

On April 12, 2007, the Board approved a payment of $314,400 to Director Hankin, an optionee who was prevented from exercising his expiring options due to the restatement process. The amount of the payment related to his January 2, 1997 options was calculated on the same basis as for other similarly situated optionees and the payment was determined by the Compensation Committee to be compensation, as the underlying expired options were granted to Director Hankin for Board service. This related party transaction was also considered and approved by the Audit Committee and the Nominating and Governance Committee determined that the transaction did not compromise Director Hankin’s independence. Director Hankin was not present during the deliberations or votes regarding the transaction. The release executed by Director Hankin with respect to this payment is attached as Exhibit 10.36 to our Annual Report on Form 10-K for the fiscal year ended January 28, 2007 (“FY2007 Form 10-K”).

Meetings

Directors are expected to devote sufficient time to the Board and its committees to carry out their duties and responsibilities effectively. It is expected that each Director will be available to attend all meetings of the Board and any committees on which the Director serves, as well as the Company’s annual meeting of shareholders. During the Company’s last fiscal year, the Board held six regularly scheduled meetings and four special meetings. During such fiscal year, each of the incumbent Directors attended 75% or more of the sum of the number of such meetings plus the number of meetings of the committees of which such person was a member. The average attendance by these directors was 97%. John D. Poe, who submitted his retirement from the

Board in April 2007, attended no meetings in fiscal year 2008 as he was on leave of absence. Information regarding the number of committee meetings held in fiscal year 2008 is provided in the committee assignment table below.

During fiscal year 2008, the Board and some of the Committees also conducted some business by resolution without a meeting, as provided in the Company’s Bylaws. The Board and all standing committees are scheduled to meet on a regular basis this fiscal year.

The independent directors met in executive session without management four times during fiscal year 2008 and are scheduled to meet quarterly during the current fiscal year. The executive sessions are followed by a discussion among one or more of the independent directors and the Chief Executive Officer.

Attendance at Annual Meeting

Other than Mr. Antle, all of the Directors attended the Annual Meeting of Stockholders held in June 2007. The following policy has been adopted by the Board: The Company considers attendance at the Annual Meeting of Stockholders to be a fundamental duty of each Board member, as it provides an opportunity for stockholders to communicate directly with the Directors about issues affecting the Company. Therefore, it is the Company’s policy that Board members attend the Annual Meeting of Stockholders unless health, family or other important personal matters prohibit such attendance.

Continuing Education

Each Director is expected to take steps reasonably necessary to enable the Director to function effectively on the Board and Committees on which the Director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each Director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance.

The Company provides each Director with membership in the National Association of Corporate Directors (“NACD”) and each Director is required to attend, at the Company’s expense, an accredited director education program at least once every two years. Since the last annual meeting, two thirds of the Directors have fulfilled or exceeded this new requirement through participation in programs sponsored by prominent universities, the NACD, and other professional organizations.

Committees

The Board has a standing Audit Committee, Compensation Committee, Finance Committee, and Nominating and Governance Committee. During fiscal year 2008, a Special Committee (now disbanded) and a Special Litigation Committee focused on matters related to the our historical stock option practices. Standing committee assignments and designations of committee chairs are made annually by a vote of the Board at the organizational meeting of Directors held in conjunction with the Annual Meeting of Stockholders. All committee are authorized to engage advisors as deemed necessary to carry out their duties and each committee is charged with conducting an annual self-evaluation and assessment of its charter. Current committee assignments are set forth in the following table.

	Standing Committees				Special Committees
Director	Audit	Compensation	Finance	Nominating and Governance	Stock Options (now disbanded)	Litigation
Director Hankin Chairman of the Board			Member	Member

Director Burra Vice Chairman of the Board *	Chair

Director Antle		Member **		Member

Director Baker		Chair **				Chair

Director Edwards	Member		Member			Member

Director Lindstrom	Member			Chair	Member

Director Maheswaran Chief Executive Officer

Director Piotrowski		Member			Member

Director Schraith			Chair

Number of meetings during FY08	10	11	8	5	2	9

*	Director Burra was designated Vice Chairman of the Board on June 14, 2007. The position had been vacant since August 2006 when former Vice Chairman Hankin became Chairman of the Board.

**	Director Antle served as Chair of the Compensation Committee from the beginning of fiscal year 2008 until June 14, 2007 when Director Baker was designated Chair.

Audit Committee

The Board has determined that each member of the Audit Committee is independent as defined by NASDAQ and SEC rules applicable to audit committee members, financially sophisticated as defined by NASDAQ rules, and an audit committee financial expert as defined by SEC rules.

The Audit Committee’s responsibilities are set forth in a written charter and include appointing and overseeing the engagement of the Company’s independent registered public accounting firm; reviewing the scope and results of the audit conducted by the independent accountant; reviewing the Company’s significant accounting policies; overseeing the Company’s internal audit function; reviewing the independent accountant’s assessment of the adequacy of the Company’s internal controls; and reviewing and approving the financial statements to be included in the Company’s Annual Report on Form 10-K. The Audit Committee meets periodically with the Company’s independent accountant without the presence of Company management. The Audit Committee has also been designated by the Board to serve as the Company’s Qualified Legal Compliance Committee, within the meaning of Section 205 of the SEC’s Standards of Professional Conduct for Attorneys.

The Audit Committee has also adopted a policy regarding pre-approval of services to be provided by the Company’s independent registered public accountant, which is described below under the heading “Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services,” and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described below under the heading “Contacting the Board of Directors”.

Compensation Committee

The Compensation Committee’s written charter requires that it consist of no fewer than three Board members who satisfy the independence requirements of NASDAQ and applicable law. At all times during fiscal 2008, the Compensation Committee consisted of at least three Board members, each of whom the Board has affirmatively determined satisfies these independence requirements.

The Compensation Committee Charter sets forth the purpose and responsibilities of the Compensation Committee, which include reviewing and approving goals and objectives for the Chief Executive Officer (“CEO”) and evaluating the CEO’s performance against those goals and objectives, determining (or recommend to the Board for determination) all elements of compensation of the CEO and all other executive officers, reviewing the Company’s management development programs and succession plans, overseeing and periodically reviewing the operation of the Company’s incentive programs and benefit plans, carrying out all responsibilities and functions assigned to it by the documents governing the Company’s incentive programs and benefit plans, making and approving equity awards, and reviewing and making recommendations to the Board with respect to compensation for non-employee directors.

Finance Committee

By written charter, the Finance Committee is charged with advising the Board on matters of finance, including assisting the Board in setting policies governing the strategic investment in, or acquisition of, securities or other assets; advising with respect to the capital structure of the Company, including the issuance of both debt and equity securities; and advising with respect to the Company’s dividend policy.

Nominating and Governance Committee

The Nominating and Governance Committee’s written charter charges it with assisting the Board by identifying and evaluating individuals qualified to become members of the Board and recommending director nominees to the Board for selection. This committee is also responsible for making recommendations regarding the size of the Board, the Board offices of Chair and Vice Chair, the number and nature of the Board’s committees, member assignments and rotation, and committee chairs; overseeing the evaluation of the Board; and making recommendations regarding corporate governance matters. The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ rules.

The Company’s policy governing the qualification and selection of director nominees, including the evaluation of candidates recommended by stockholders, is set forth in Appendix B to this Proxy Statement (“Appendix B”). Also see Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee under “Director Nominations” below.

Special Committee

The Special Committee was established in fiscal year 2007 to investigate the Company’s historical stock option practices. Fenwick & West LLP, a law firm not previously used by the Company, assisted in conducting this investigation and Navigant Consulting, Inc. served as the Special Committee’s forensic accounting advisor. Having completed its work, the Special Committee was dissolved in March 2007.

Special Litigation Committee

The Special Litigation Committee is comprised of independent Directors who joined the Board in October 2006. The Special Litigation Committee was established in fiscal year 2007 to evaluate the existence and extent of any potential claims against five individuals to whom the Special Committee attributed some level of inappropriate behavior with respect to past stock option practices and to evaluate whether the Company should pursue any of the claims asserted in derivative lawsuits brought with regard to past stock option practices. The Special Litigation Committee has retained the law firm of Morrison & Foerster LLP to assist it.

Corporate Governance Materials

The following materials are available on the Company’s website at www.semtech.com or by sending a request for a paper copy to the Company Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012-8790.

•	Bylaws

•	Code of Conduct

•	Corporate Governance Guidelines

•	Director Compensation Policy

•	Related Persons Transaction Policy

•	Board Committee Assignments

•	Audit Committee Charter

•	Compensation Committee Charter

•	Finance Committee Charter

•	Nominating and Governance Committee Charter

•	Director Nominations Policy

CONTACTING THE BOARD OF DIRECTORS

General Business Matters

Our Annual Meeting provides an opportunity for stockholders to speak directly with the Board regarding appropriate matters. Stockholders also may communicate with the Board, or any Committee or Director, about Company business by writing to such party in care of the Company Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012-8790. Security holders are encouraged to include evidence of their holdings with their communications. This is in accordance with the process adopted by a majority of the independent members of the Board, which includes procedures for collecting, organizing, and otherwise handling such communications.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”). Employees with concerns regarding Accounting Matters may report their concerns in writing to the Chief Financial Officer, Chief Executive Officer or the General Counsel. Employees may also report concerns regarding Accounting Matters anonymously directly to the Audit Committee via the confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee c/o the Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012-8790.

DIRECTOR NOMINATIONS

Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee

The Nominating and Governance Committee will consider recommendations for director nominations submitted by stockholders. Submissions for the 2009 Annual Meeting must be received no later than March 28, 2009; must otherwise be made in accordance with the procedures set forth in Section C of Appendix B; and must include all information specified in that section. The Nominating and Governance Committee will only consider candidates who satisfy the Company's minimum qualifications for director, as set forth in Appendix B, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder's ownership interest in the Company and whether the stockholder intends to continue holding that interest through the annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors. See Appendix B for more information on the nominating process.

Direct Nomination of a Director Candidate

Under the Company’s Bylaws, director nominations will be considered untimely and ineligible to come properly before the Company’s 2009 Annual Meeting if notice of such nomination is not received by the Company by March 28, 2009. The stockholder making the nomination must be a stockholder of record on the date the required notice is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012-8790 and must contain the following information

(a) as to each person whom the stockholder proposes to nominate for election as a director:

(i)	the name, age, business address, residence address, and principal occupation or employment of the person,

(ii)	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person,

(iii)	a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and

(iv)	any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person's written consent to being named in the proxy statement, if any, as nominee and to serving as a director if elected); and

(b) as to such stockholder giving notice

(i)	the name and record address of the stockholder who intends to make the proposal and the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder;

(ii)	a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice;

(iii)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

(iv)	any material interest of the stockholder in such business; and

(v)	any other information that is required to be provided pursuant to Regulation 14A under the Exchange Act.

STOCKHOLDER PROPOSALS

Stockholder Proposals to be included in Next Year’s Proxy Statement

The Company must receive stockholder proposals for the 2009 Annual Meeting no later than January 16, 2009 in order to be considered for inclusion in the Company’s proxy materials. Stockholder proposals must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012-8790.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Under the Company’s Bylaws, proposals by stockholders submitted outside the process of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely and ineligible to come properly before the Company’s 2009 Annual Meeting if notice of such proposal is not received by the Company by March 28, 2009. The proposal must be a proper matter for stockholder action under Delaware law and the stockholder bringing the proposal must be a stockholder of record on the date the required notice of the proposal is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012-8790 and must contain the information set forth in section (b) of “Direct Nomination of a Director Candidate” above.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION POLICY

During fiscal year 2008 the Compensation Committee conducted a comprehensive review of the Company’s program for compensating Directors that are not employed by the Company or any of its subsidiaries (“Non-Employee Directors”) and recommended a change from an entirely equity based program to a program with both cash and equity elements. In June 2007, the Board adopted the policy described below regarding the compensation of Non-Employee Directors.

Cash Retainer Fees. Beginning July 1, 2007, the retainer fees for Non-Employee Directors are as follows:

Description	Annual Amount
Annual Retainer	$45,000
Additional Retainer for Chairman of the Board	$50,000
Committee Chair Retainer (Standing Committees)
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating & Governance Committee	$10,000
Finance Committee	$10,000
Committee Retainer (Standing Committees)
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating & Governance Committee	$5,000
Finance Committee	$5,000

The Committee Retainer is payable to each member of the respective Committee who is not also the Chair of that Committee. The Chair of a particular Committee will be entitled to receive only the Committee Chair Retainer for that particular committee. Fees are paid quarterly in advance.

For the period commencing July 1, 2007 and ending June 30, 2008, the retainer fees payable to certain Non-Employee Directors will be reduced by the amount of retainer fees attributable to the Director’s services for this period that has previously been foregone by the Director in exchange for the grant of a stock option in fiscal year 2003. For Director Hankin, the amount of the foregone retainer is $30,000 and for each of Directors Antle, Burra, Lindstrom, Piotrowski and Schraith, the amount of the foregone retainer is $20,000.

Non-Employee Directors are also reimbursed for their reasonable expenses to attend meetings of the Board and related committees and otherwise attend to Company business.

Equity Award Grants. The following equity award grant policies were adopted effective June 14, 2007. The equity awards will be made from the Long Term Stock Incentive Plan approved by the Company’s shareholders in 1998 (the “1998 Plan”) or any successor plan designated by the Board.

Initial Option Grant. Each Non-Employee Director who first joins the Board after June 14, 2007 (who was not immediately prior to joining the Board an employee of the Company or one of its subsidiaries) will receive an option to purchase 20,000 shares of the Company’s common stock upon his or her initial election or appointment to the Board. These options will vest in annual installments over the four-year period following the grant date beginning on the first anniversary of the grant date.

Semi-Annual Option Grants. On each January 1 and July 1, each Non-Employee Director then in office will receive an option to purchase 5,000 shares of the Company’s common stock. These options will vest in annual installments over the four-year period following the grant date, beginning on the first anniversary of the grant date. This is a continuation of a Company practice in effect for many years.

Annual Stock Unit Grant. On each July 1, each Non-Employee Director then in office will also receive an award of restricted stock units. The number of restricted stock units will be determined by dividing $70,000 by the closing price of the Company’s common stock on the grant date, rounded down to the nearest whole share. The restricted stock units will vest over the one-year period following the grant date. Vested restricted stock units will be paid in cash upon the termination of the Non-Employee Director’s service with the Company.

DIRECTOR COMPENSATION – FISCAL YEAR 2008

The following table presents information regarding the compensation of individuals who were Non-Employee Directors during fiscal year 2008, including Former Director Poe. CEO Mohan Maheswaran is currently the only employee on the Board and is not paid fees or additional compensation for attending Board or committee meetings. His compensation is presented below in the “Summary Compensation Table - Fiscal Year 2008” and the related explanatory tables.

NON-EMPLOYEE DIRECTOR COMPENSATION - FISCAL YEAR 2008

Name	Fees earned or paid in cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)
Chairman Hankin	$56,250	$29,004	$180,315	$314,400	$579,969
Vice Chairman Burra	33,750	29,004	152,553	—	215,307
Director Antle	28,125	29,004	152,553	—	209,682
Director Baker	59,544	29,004	29,259	—	117,807
Director Edwards	58,612	29,004	29,259	—	116,875
Director Lindstrom	83,750	29,004	152,553	—	265,307
Director Piotrowski	74,375	29,004	152,553	—	255,932
Director Schraith	26,250	29,004	152,553	—	207,807
Former Director Poe	—	—	(52,152)	10,417	(41,735)

(1)	Details of cash fees shown in column (b) of the Non-Employee Director Compensation table.

Cash payments to Non-Employee Directors are based on the schedule set forth in the Director Compensation Policy on the previous page. The annual payment period begins July 1 to coordinate with the new term that begins with the election of Directors at the Annual Meeting in June. The following table provides details the cash payments shown in column (b).

	Chairman Hankin	Vice Chair Burra	Director Antle	Director Baker	Director Edwards	Director Lindstrom	Director Piotrowski	Director Schraith
Board Retainer Jul 2007 - Jun 2008	$45,000	$45,000	$45,000	$45,000	$45,000	$45,000	$45,000	$45,000
Additional Retainer for Chairman	$50,000
Audit Committee Chair		$20,000
Compensation Committee Chair				$15,000
Nominating & Governance Committee Chair						$10,000
Finance Committee Chair								$10,000
Audit Committee Member					$10,000	$10,000
Compensation Committee Member			$7,500				$7,500
Nominating & Governance Committee Member	$5,000		$5,000
Finance Committee Member	$5,000				$5,000

	$105,000	$65,000	$57,500	$60,000	$60,000	$65,000	$52,500	$55,000
Offset amount previously paid in stock	($30,000)	($20,000)	($20,000)			($20,000)	($20,000)	($20,000)

Cash Compensation July 1, 2007 - June 30, 2008	$75,000	$45,000	$37,500	$60,000	$60,000	$45,000	$32,500	$35,000

Quarterly Payments	$18,750	$11,250	$9,375	$15,000	$15,000	$11,250	$8,125	$8,750

3 quarterly payments made in FY 2008 (i)	$56,250	$33,750	$28,125	$45,000	$45,000	$33,750	$24,375	$26,250
Payment for Oct 2006 to Jan 29, 2007 (ii)				$6,137	$5,205
Payment for Jan 29, 2007 - June 30, 2007 (ii)				$8,407	$8,407
Payment for service on Special Committee (iii)						$50,000	$50,000

Total cash compensation paid in FY 2008	$56,250	$33,750	$28,125	$59,544	$58,612	$83,750	$74,375	$26,250

(i)	The January 1, 2008 payment represents payment for one month service in fiscal year 2008 and two months service in fiscal year 2009.

(ii)	Director Baker and Director Edwards were elected to the Board on October 9, 2006 and October 26, 2006, respectively. Each of these new Directors received a cash retainer for services from the date of election to the Board through the end of fiscal year 2007 equal to $20,000 per year pro-rated for the number of days from election to the end of the fiscal year on January 28, 2007. This cash compensation for services in fiscal year 2007 was paid in fiscal year 2008 and was also shown in last year’s proxy because it was earned in fiscal year 2007. On the recommendation of the Compensation Committee, the Board determined in April 2007 that a cash retainer at the existing rate should remain in place for these Directors from the beginning of fiscal year 2008 through the effective date of the new compensation plan for Directors (July 1, 2007). Directors Baker and Edwards abstained from voting on this matter.

(iii)	In April 2007, on the recommendation of the Compensation Committee, the Board authorized a cash payment of $50,000 to each of Directors Lindstrom and Piotrowski in recognition of their service on the Special Committee that investigated the Company’s historical stock option practices. Directors Lindstrom and Piotrowski abstained from voting on this matter. This fiscal year 2008 payment was also reflected in column (b) in last year’s proxy because the Special Committee’s work was primarily conducted in fiscal year 2007.

(2)	Details of stock awards shown in column (c) of the Non-Employee Director Compensation table.

In accordance with the Director Compensation Policy, the Company made its first award of stock units to Non-Employee Directors on July 1, 2007. The stock units are governed by the terms of the 1998 Plan. The current form of award certificate applicable to the stock units is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 19, 2007.

Each stock unit is a non-voting unit of measurement that is deemed, solely for the purpose of calculating payment, to be the equivalent of one share of the Company’s common stock. The stock units vest on the first anniversary of the award, subject to pro-ration if the Non-Employee Director’s service terminates for other than death or disability. The stock units will fully vest upon death or disability. Vested stock units will be paid in cash upon the termination of the Non-Employee Director’s service with the Company. The stock units carry no voting rights or other stock ownership rights. If the Company pays a cash dividend before the stock units have been paid or terminated, the Non-Employee Director will be credited with additional stock units equivalent to the value of the dividend. The additional stock units will be subject to the same vesting schedule as the original stock unit to which they relate. Upon a change in control, as defined in the 1998 Plan, the stock units become fully vested

On July 1, 2007 each Non-Employee Director was awarded 3,975 units that will vest on July 1, 2008. There are no assumptions involved in the grant date valuation of stock awards. The fair value of each stock unit on the grant date was $17.61 and the fair value of the award on the grant date was $70,000. Since these stock units are cash settled, liability accounting rules apply. The rules require that the initial valuation be remeasured at each reporting period until settlement and the pro-rata vested portion be recognized as a liability. Column (c) shows the expense recognized in fiscal year 2008 after making the required valuation adjustment.

The July 1, 2007 stock units were the only Non-Employee Director stock awards outstanding at the end of fiscal year 2008, with each Non-Employee Director holding 3,975 stock units as of that date.

(3)	Details of options awards shown in column (d) of the Non-Employee Director Compensation table.

The amounts reported in Column (d) represent the expense recognized in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share Based Payments” (“SFAS 123(R”)) for financial statement reporting purposes in fiscal year 2008 for options awarded in fiscal year 2008 and in prior years (disregarding any estimate of forfeitures related to service-based vesting conditions). The assumptions and methodologies used to calculate the amounts reported in Column (d) are discussed below.

Expense in $ by Fiscal Year of Option Award

	Fiscal Year of Option Award
Name	2003	2004	2005	2006	2007	2008	Total
Chairman Hankin	$83,294	$20,530	$32,002	$18,232	$18,718	$7,539	$180,315
Vice Chairman Burra	55,532	20,530	32,002	18,232	18,718	7,539	152,553
Director Antle	55,532	20,530	32,002	18,232	18,718	7,539	152,553
Director Baker	—	—	—	—	8,851	20,408	29,259
Director Edwards	—	—	—	—	8,851	20,408	29,259
Director Lindstrom	55,532	20,530	32,002	18,232	18,718	7,539	152,553
Director Piotrowski	55,532	20,530	32,002	18,232	18,718	7,539	152,553
Director Schraith	55,532	20,530	32,002	18,232	18,718	7,539	152,553
Former Director Poe	—	(29,437)	(10,908)	(5,931)	(5,876)	—	(52,152)

All of Former Director Poe’s outstanding equity awards, both vested and unvested, were rescinded and cancelled by the Company in March 2007 at the direction of the Special Litigation Committee. The negative numbers in the table above are reversals of expense that was reported in the Non-Employee Director Compensation Table for fiscal year 2007, with the exception of $28,161 related to a fiscal year 2004 director grant that was inadvertently misclassified as an employee grant to Mr. Poe and reported in the summary compensation table in the 2007 proxy. All of the reversals relate to unvested stock options, as there is no reversal of expense associated with the forfeiture of vested options. No other Non-Employee Director forfeited unvested options during fiscal year 2008, but see Note 4 below regarding vested options held by Director Hankin that expired during fiscal year 2008.

Valuation of Stock Options.

For options, stock-based compensation cost is measured at the grant date based on the fair value of the award and is amortized to expense using the straight line method over the vesting period. The Black-Scholes pricing model is used to value options.

Assumptions in Determining Fair Value of Options

	Fiscal Year
Assumption	2003	2004	2005	2006	2007	2008
Expected lives, in years	4.0 - 6.0	4.0 - 6.0	4.0 - 6.0	4.0 - 6.0	4.36 - 4.85	4.0 - 5.0
Estimated volatility	88%	71%	64%	43%	53% - 59%	40% - 59%
Dividend yield	0%	0%	0%	0%	0%	0%
Risk-free interest rate	2.68% -7.01%	2.14% -7.01%	2.14% -7.01%	2.14% -7.01%	4.6% -4.9%	3.5% -4.9%

Expected volatilities are based on historical volatility using daily and monthly stock price observations. For option grants made after

January 30, 2006, the Company uses an expected life equal to the midpoint between the vesting date and the date of contractual expiration of the options, as permitted by SEC Staff Accounting Bulletin 107. For option grants issued before January 30, 2006, the Company had used a consistent 5-year expected life assumption. The Company has not historically paid a cash dividend and the Board has not indicated an intent to declare a cash dividend in the foreseeable future. Accordingly, a dividend yield of zero has been assumed for purposes of estimating the fair value of options. The risk-free interest rate is based on the U.S. Treasury yield curve at the time of grant.

New Director Stock Option Awards.

The compensation program in effect for fiscal year 2007 provided for an initial stock option to purchase 10,000 shares of the Company’s common stock to be awarded to each new Director. Due to the restatement of financial statements pending when Directors Baker and Edwards joined the Board in October 2006, the Compensation Committee determined that their initial stock option awards would be made on the first date following their appointment to the Board that options were granted to any of the Company’s employees. These initial awards were made on June 6, 2007 under the 1998 Plan and are subject to substantially the same terms as the semi-annual stock option awards described below.

Each of the stock option awards granted on June 6, 2007 had a value (for financial statement reporting purposes) of $77,400 on the grant date. See the table above regarding the assumptions used to value these awards.

Stock Options in Lieu of Cash Retainer and Meeting Fees (2003 through July 15, 2008)

On December 5, 2002, each then-serving Non-Employee Director (Directors Antle, Burra, Hankin, Lindstrom, Piotrowski, and Schraith) received a stock option grant in lieu of a cash retainer and meeting fees for the period July 15, 2003 through July 15, 2008. The number of options was computed by multiplying the foregone cash retainer and meeting fees over the five-year service period by four, and then dividing that amount by the Company’s closing stock price on the date prior to the grant (which was the Company’s pricing convention at the time). The annual cash compensation foregone was set at $30,000 for Director Hankin, who was then serving as Vice Chairman, and at $20,000 for each other then-serving Non-Employee Director. Using this formula, Director Hankin was granted 46,047 stock options, and Directors Antle, Burra, Lindstrom, Piotrowski, and Schraith were each granted 30,698 stock options.

These options are governed by the terms of the 1998 Plan and the terms of the award agreement, the form of which is attached as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarterly period ended October 27, 2002. The vesting period for these options began on July 15, 2003. Twenty percent of the options vest each year, but the annual vesting will not occur, and that portion of the award will be forfeited, if a Director does not attended three of the four most recent regularly scheduled meetings for that year, with certain exceptions.

Upon death, disability, or board retirement (termination of Board service after ten years of service as a Director or after five years Board service if the Director is then age 65) the portion of the option scheduled to vest in the next twelve months vests immediately and the exercise period is generally extended to three years. Further, if the optionee dies or suffers a disability within the three years following board retirement, the vested portion of the option generally remains exercisable for three years after the death or disability. Directors Antle, Burra, Hankin, Piotrowski, and Schraith currently meet the eligibility requirements for board retirement.

Upon a change in control, as defined in the 1998 Plan, these options become fully vested and the Directors will have the right to exercise them immediately.

Semi-Annual Stock Option Awards.

Under our Non-Employee Director compensation policy, on January 1 and July 1 of each year, each Non-Employee Director receives a stock option to purchase 5,000 shares of the Company’s common stock at the fair market value on the date of the grant

These options are governed by the terms of the 1998 Plan and vest in four equal annual installments beginning on the first anniversary of the grant date. Upon a change in control, as defined in the 1998 Plan, these options become fully vested and the Directors will have the right to exercise them immediately. Once vested, stock options will generally remain exercisable until their normal expiration date. However, vested stock options may terminate earlier in connection with a change in control transaction. The Non-Employee Director will generally have 90 days to exercise vested stock options following departure from the Board. Unvested options will terminate immediately when the director leaves the Board for any reason other than death, disability, or board retirement (termination of Board service after ten years of service as a director or after five years Board service if the director is then age 65), in which cases the options fully vest immediately and the exercise period is generally extended to three years. Further, if the optionee dies or suffers a disability within the three years following board retirement, the option generally remains exercisable for three years after the death or disability. Directors Antle, Burra, Hankin, Piotrowski, and Schraith currently meet the eligibility requirements for board retirement. The current form of award certificate, which is applicable to the semi-annual grants made in fiscal year 2008, is attached as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on June 12, 2007.

During fiscal year 2008, each Non-Employee Director then in office was awarded 5,000 stock options on July 1, 2007 and on January 1, 2008 in accordance with the policy described above. Each of the stock option awards granted on July 1, 2007 had a value (for financial statement reporting purposes) equal to $48,200 on the grant date, and each of the stock option awards granted on January 1, 2008 had a value (for financial statement reporting purposes) equal to $32,600 on the grant date. See the table above regarding the assumptions used to value these awards.

The Long-Term Stock Incentive Plan (the “1998 Plan”)

The stock options described above are subject to the terms of our Long-Term Incentive Stock Plan (“1998 Plan”) and the applicable award agreement. The 1998 Plan, which was approved by the stockholders in June 1998, is attached as Exhibit 10.6 to our FY2007 Form 10-K . The Compensation Committee, comprised of independent Directors, administers the 1998 Plan and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers, and stock splits.

Outstanding Options at the End of Fiscal Year 2008

The following table presents the number of outstanding and unexercised option awards held by each of our Non-Employee Directors as of January 27, 2008.

Outstanding Options at End of Fiscal Year 2008

Name	Director Since	Number of Shares Subject to Outstanding Option Awards as of January 27, 2008 (split-adjusted)
		Vested	Unvested	Total
Chairman Hankin	1988	372,777	34,210	406,987
Vice Chairman Burra	1991	234,558	31,140	265,698
Director Antle	2002	64,558	31,140	95,698
Director Baker	2006	1,250	23,750	25,000
Director Edwards	2006	1,250	23,750	25,000
Director Lindstrom	2002	64,558	31,140	95,698
Director Piotrowski	2002	58,808	31,140	89,948
Director Schraith	1995	294,518	31,140	325,658

Also see Appendix C, which sets forth details of the outstanding stock options held by the Non-Employee Directors as of May 2, 2008. The information presented in the appendix indicates the expiration date of the stock options, including those that will expire within the next twelve months.

(4)	Details of other compensation shown in column (g) of the Non-Employee Director Compensation table.

On April 12, 2007 the Board approved a payment of $314,400 to Director Hankin, an optionee who was prevented from exercising his expiring options due to the restatement process. The amount of the payment related to his January 2, 1997 options was calculated on the same basis as for other similarly situated optionees and the payment was determined by the Compensation Committee to be compensation, as the underlying expired options were granted to Director Hankin for Board service. This related party transaction was also considered and approved by the Audit Committee and the Nominating and Governance Committee determined that the transaction did not compromise Director Hankin’s independence. Director Hankin was not present during the deliberations or votes on this matter. The release executed by Director Hankin with respect to this payment is attached as Exhibit 10.36 to our FY2007 Form 10-K.

When Former Director Poe terminated employment with the Company in 2003 to become a non-employee director, the Company agreed to his continued participation in Company-sponsored medical and dental plans on an individual or family basis, as he elects, until he reaches the age of sixty-five. The Company is not obligated to provide any insurance not available to Company employees generally and the allocation of premiums between the Company and Mr. Poe is calculated in the same manner as for Company employees generally. Mr. Poe pays his allocated portion of the premiums on an annual basis. The Company’s share of the cost to maintain this insurance coverage for Mr. Poe during fiscal year 2008 is included in column (g). A computer and cell phone provided to Mr. Poe for use on Company business were returned in fiscal year 2008. As with cell phones provided to employees, the Company permitted personal use of the phone without reimbursement. The cost to the Company for such personal cell phone usage in fiscal year 2008, if any, was negligible and is not included in the table.

Items not included in the Director Compensation Table

The Company indemnifies all Directors with respect to their service on the Board so that they will be free to carry out their responsibilities without undue concern about personal liability. Indemnification of Directors is required under the Company’s Bylaws and the Company has signed agreements with each Director contractually obligating it to provide this indemnification. The most recent form of these indemnification agreements is attached as Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2005. In fiscal year 2008, the Company incurred approximately $659,000 of expense by advancing legal expenses to current and former Directors in conjunction with matters associated with the Company’s past stock option practices. All such advances are subject to an undertaking to repay the funds to the Company in certain circumstances. These advances are expected to continue for some time until all such matters are resolved. Such advances to current Directors, which totaled approximately $80,000 in fiscal year 2008, are not included in the Director Compensation Table.

Non-Employee Directors are reimbursed for out-of-pocket expenses they incur serving as directors and are eligible to participate in director education programs at the Company’s expense. These reimbursed expenses related to the Company’s business are not included in the Director Compensation. Similarly, the value of a notebook computer provided to Chairman Hankin for use on Company’s business is not included. Non-Employee Directors are also covered by a travel accident policy maintained by the Company for officers and employees, the additional cost of which is negligible and is not included in the table.

BENEFICIAL OWNERSHIP OF SECURITIES

The table below indicates the number of shares of the Company’s common stock owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares. All information regarding shareholders who are not directors or officers is based on the Company’s review of information filed with the SEC on Schedule 13G. The information provided to the SEC is as of December 31, 2007.

This table also shows the number of shares held as of May 2, 2008, and stock options exercisable within 60 days of such date, by each of our Named Executive Officers (as described later in this proxy); each Director; and by all Directors, Named Executive Officers and other executive officers as a group.

	Beneficial Ownership of Common Stock (1) (7)
	Number of Shares (5) (6)	% (6)
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street, Baltimore, MD 21202	4,355,900	6.7
Barclays Global Investors, NA (3) 45 Fremont Street, San Francisco, CA 94105	3,480,109	5.4
Glenhill Advisors LLC (4) 598 Madison Avenue, 12th Floor, New York, NY 10022	3,400,000	5.3
Rockell N. Hankin, Chairman of the Board	387,777	*
James P. Burra, Vice Chairman of the Board (5)	229,558	*
Glen M. Antle, Director	69,558	*
W. Dean Baker, Director	5,834	*
Bruce C. Edwards, Director (5)	12,834	*
James T. Lindstrom, Director	89,558	*
John L. Piotrowski, Director	64,008	*
James T. Schraith, Director	281,518	*
Mohan R. Maheswaran, Director and Chief Executive Officer	378,544	*
Emeka Chukwu, Vice President and Chief Financial Officer	100,334	*
James J. Kim, Vice President	208,668	*
Jeffrey T. Pohlman, Senior Vice President (5)	480,817	*
J. Michael Wilson, Senior Vice President	331,334	*
All Directors and Executive Officers as a group (19 persons including those named above) (5)	3,099,510	4.9

*	Less than 1%

(1)	Unless otherwise indicated below and subject to community property laws where applicable, each person has sole voting and investment power with respect to the shares listed. Based on information provided by the Directors, Named Executive Officers, and other executive officers, none of the shares they own is pledged.

(2)	As reported in Schedule 13G/A filed on February 12, 2008 by T. Rowe Price Associates (“Price Associates”). Price Associates disclaimed beneficial ownership of these securities and reported that not more than 5% of such securities is owned by any one client subject to the investment advice of Price Associates. Price Associates reported sole dispositive power for all 4,355,900 shares, sole voting power for 1,026,900 of the shares, and no shared voting power.

(3)	As reported in a Schedule 13G filed on February 6, 2008 by Barclays Global Investors NA (“Barclays”). Barclays reported sole voting power with respect to 1,661,869 of the shares and sole dispositive power as to 1,910,758 of the shares. It was further reported that Barclays Global Fund Advisors had sole voting and dispositive power as to 1,569,351 of the shares.

(4)

As reported in Schedule 13G filed on February 11, 2008 by Glenhill Advisors LLC (“Glenhill”). Glenhill reported that (i) Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC, (ii) Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC, (iii) Glenhill Capital Management, LLC is the general partner and investment advisor of Glenhill Capital LP, a security holder of the Company and sole shareholder of Glenhill Capital Overseas GP, Ltd., and (iv) Glenhill Capital Overseas GP, Ltd. is general partner of Glenhill Capital Overseas Master Fund, LP, a security holder of the Company. Glenhill reported sole dispositive power and sole voting power with respect to all 3,400,000 shares.

(5)	The reported shares may be subject to community property laws. The reported shares include shares held in family trusts under which voting and/or dispositive power is shared: Mr. Burra (40,000 shares), Mr. Edwards (7,000 shares), and Mr. Pohlman (150,132 shares). Other shares reported under “All Executive Officers and Directors as a group” may be held jointly by Executive Officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.

(6)	The number of shares shown in the table includes unvested restricted stock as to which the holder has voting power but no dispositive power and shares that could be acquired within 60 days of May 2, 2008 by the exercise of stock options:

	Unvested restricted stock	Options exercisable within 60 days
Chairman Hankin	—	377,777
Vice Chairman Burra	—	189,558
Director Antle	—	69,558
Director Baker	—	5,834
Director Edwards	—	5,834
Director Lindstrom	—	69,558
Director Piotrowski	—	63,808
Director Schraith	—	241,518
Mr. Maheswaran	90,000	266,667
Mr. Chukwu	60,000	40,334
Mr. Kim	52,000	155,668
Mr. Pohlman	25,000	305,685
Mr. Wilson	25,000	285,000
All Directors and Executive Officers as a group	422,000	2,361,467

The ownership percentage is based on 61,731,622 shares outstanding as of May 2, 2008 and the numerator and denominator include the shares, shown above, which the individual has the right to acquire within 60 days thereof through the exercise of stock options. Although the shares that could be acquired by an individual are deemed to be outstanding in calculating the ownership percentage of that individual and of the group, they are not deemed to be outstanding as to any other individual.

(7)	In addition to stock and options, Non-Employee Directors and Executive Officers hold certain stock units that are the economic equivalent of a like number of shares of the Company’s common stock. These items are not reflected in the beneficial ownership table. The following table indicates holdings as of May 2, 2008, none of which is vested on that date.

	Stock units payable solely in cash (i)	Stock units payable in cash and stock (ii)	Stock units payable in cash or stock, at Company’s discretion (iii)
Chairman Hankin	3,975	—	—
Vice Chairman Burra	3,975	—	—
Director Antle	3,975	—	—
Director Baker	3,975	—	—
Director Edwards	3,975	—	—
Director Lindstrom	3,975	—	—
Director Piotrowski	3,975	—	—
Director Schraith	3,975	—	—
Mr. Maheswaran	—	120,000	6,400
Mr. Chukwu	—	30,000	3,500
Mr. Kim	—	22,000	3,700
Mr. Pohlman	—	25,000	3,600
Mr. Wilson	—	25,000	3,600
All Directors and Executive Officers as a group	31,800	337,000	40,500

(i)	See Note 2 to the Director Compensation Table above under the heading “Director Compensation – Fiscal Year 2008”.

(ii)	See “Performance Stock Units” under the heading “Description of Plan Based Awards” below.

(iii)	See “Executive Stock Ownership Guidelines” under the heading “Compensation Discussion and Analysis” below.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Age as of June 26, 2008	Position
Mohan R. Maheswaran	45	President and Chief Executive Officer

Emeka Chukwu	45	Vice President, Finance and Chief Financial Officer

Kenneth J. Barry	60	Vice President, Human Resources

Clemente “Clay” Beltran	38	Vice President, Worldwide Operations

Kevin P. Caffey	49	Vice President, Quality, Reliability and Technology

Alain Dantec	58	Senior Vice President, Advanced Communication and Sensing Products

Suzanna Fabos	52	General Counsel and Secretary

James J. Kim	51	Vice President, Worldwide Sales and Marketing

Resat “Nejo” Necar	65	Vice President, Strategy and Business Development

Jeffrey T. Pohlman	58	Senior Vice President, Protection Products

J. Michael Wilson	52	Senior Vice President, Power Management Products

Mr. Maheswaran joined the Company in April 2006 as President and Chief Executive Officer (“CEO”). He was Executive Vice President, General Manager of Intersil Corporation, a company that designs and manufactures analog semiconductors, from June 2002 until March 2006. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Mr. Maheswaran has also been employed by Allayer Communications, a communications IC startup acquired by Broadcom; IBM Microelectronics; Texas Instruments; Hewlett Packard and Nortel Communications.

Mr. Chukwu joined the Company in November 2006 as Chief Financial Officer. He previously had been employed in various financial positions at Intersil Corporation, a company that designs and manufactures analog semiconductors, since 2002. His most recent position was Vice President, Finance, in which capacity he served since February 2006. He served as the Controller of Intersil’s Analog Signal Processing Group and Worldwide Operations from May 2002 through January 2006. From July 1999 through April 2002, he was the Corporate Controller of Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Barry joined the Company in December 2006 as Vice President of Human Resources. From August 2004 to September 2006 he was the Senior Vice President of Human Resources at Move.com and he was the Senior Vice President Human Resources for SuperConductor Technologies from 2002 until July 2004. He has more than 30 years of experience working in a broad range of industries, including positions with Nortel, Harman International, and Exel Logistics.

Mr. Beltran joined the Company as Vice President of Operations in July 2006. He was previously employed in various operations positions at Intersil Corporation, a company that designs and manufactures analog semiconductors, since 2002. His most recent position was Director of Backend Operations, in which capacity he served since February 2006. He also served as Director of Worldwide Operations Planning and Backend Operations from January 2003 to February 2006. From May 2002 to December 2002, he was the Director of Backend Operations. From June 2000 through May 2002, he was the Director of Operations for Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Caffey joined the Company in June 2004 as Vice President of Quality, Reliability and Technology. He was employed by LSI Logic Corporation from 1998 to 2004, last serving as Director of Worldwide Reliability. Mr. Caffey has also been employed by Symbios Logic, Hyundai Electronics America, AT&T and NCR Corporation.

Mr. Dantec was promoted to Senior Vice President of Advanced Communications and Sensing Products in June 2007. He joined us as result of the June 2005 acquisition of XEMICS S.A., where he was Chief Executive Officer since 2001. Following the acquisition, he became Vice President of Wireless and Sensing Products. Prior to joining XEMICS, he was the President and CEO of MHS SA in Nantes, France, a semiconductor company acquired by Atmel Corporation in 1998 and now known as ATMEL Nantes S.A, where he had been employed since 1979.

Ms. Fabos joined us as Corporate Counsel in April 2000 and was elected Assistant Secretary in June 2000 and Secretary in November 2003. She was promoted to General Counsel in November 2006. She had been employed in the legal department of Lockheed Martin Corporation for twelve years, where her last post was as Assistant General Counsel – Finance. She has also been employed by Owens-Illinois, Inc. and Coopers & Lybrand. .

Mr. Kim was appointed Vice President of Worldwide Sales and Marketing in February 2007, after serving as Vice President of Global Handset Sales since March 2004. He was Director of Sales and Marketing for Korea and Japan from April 2000 to March 2004. He was Marketing Manager from May 1997 to April 2000. He has also held various engineering positions since beginning his employment with the Company in 1986.

Mr. Necar was appointed Vice President of Strategy and Business Development in December 2007 after serving as Vice President of Marketing for Power Management from September 2006 to December 2007 and Vice President of Business Development from 1999 to September 2006. Prior to joining the Company in 1997 as Director of Business Development, Mr. Necar held engineering and marketing management positions with Exar and Interdesign.

Mr. Pohlman was promoted to Senior Vice President of Protection Products in June 2007 after serving as Vice President of Protection Products since 1998. He has worked for the Company in various engineering roles since 1988. Mr. Pohlman was previously employed by Supertex Inc., Fairchild Camera and Instrument, Inc., and National Semiconductor in various technical and managerial roles.

Mr. Wilson was promoted to Senior Vice President of Power Management Products in June 2007, after serving as Vice President of that unit since 2001. He joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years experience in the semiconductor industry in a broad range of technical and management positions.

Some of the personnel listed above also serve as directors or officers of one or more of our wholly-owned subsidiaries. All personnel listed above are employed on at-will basis. The Board elects officers annually and those elected serve at the discretion of the Board.

CERTAIN LEGAL PROCEEDINGS

The Company is party to five purported shareholder derivative lawsuits (suits brought on the Company’s behalf) making allegations regarding stock option improprieties and financial reporting. Mr. Pohlman,Mr. Wilson, and all Directors, other than Directors Baker and Edwards, are among the defendants. A tentative settlement has been reached in these cases. See Note 13 to the financial statements in Item 8 of the FY2008 Form 10-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the ”Exchange Act”), requires the Company’s directors, officers and holders of more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes of ownership of common stock and other equity securities of the Company. Based solely on its review of the forms received by it, or written representations from reporting persons that they were not required to file such forms, the Company believes that, with respect to transactions during the fiscal year ended January 27, 2008, its officers and directors complied with all Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive and principal financial officers during fiscal year 2008 and our three other most highly compensated individuals who were serving as executive officers at the end of fiscal year 2008. These individuals are referred to as the “Named Executive Officers” or “NEOs”.

Role of Executive Officers in Determining Compensation

The Company’s current executive compensation programs are determined and approved by the Compensation Committee. None of the NEOs is a member of the Compensation Committee. However, certain of our NEOs support and assist the Compensation Committee in performing its duties. The CEO and the Vice President of Human Resources (“VP HR”), who is not an NEO, are involved with setting the agenda for Compensation Committee meetings, which is partially driven by a calendar adopted by the

Compensation Committee meant to insure all duties set forth in the Compensation Committee’s charter are addressed at the appropriate time. In addition to regularly scheduled meetings, the CEO and/or the VP HR call Compensation Committee meetings from time to time if a matter requiring committee attention arises between regularly scheduled meetings. Both the CEO and VP HR normally attend the meetings, although they are not present when their own compensation is being discussed. The CEO and VP HR make recommendations to the Compensation Committee regarding the design of the compensation programs, sometimes working with compensation consultants in this regard, and report to the Compensation Committee on the operation and effectiveness of the Company’s compensation and benefits programs. The CEO recommends to the Compensation Committee the base salary, target annual bonus and long-term compensation levels for other NEOs. Before making such recommendations, the CEO typically consults with the VP HR.

Our Chief Financial Officer (“CFO”) supervises the calculation of the bonus awards payable under the Company’s bonus plans, which calculated awards are presented to the Compensation Committee for approval. The CFO also advises the Compensation Committee regarding the financial aspects of various elements of the compensation package. Other than the CEO, none of the other Named Executive Officers currently has any role in determining or recommending the form or amount of compensation paid to the other Named Executive Officers or persons reporting to the CEO.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our stockholders. The programs seek to ensure that high levels of individual performance are recognized and rewarded and that the compensation of Named Executive Officers is consistent with the levels of compensation of comparable companies, general economic conditions and the Company’s performance.

The Compensation Committee believes that a fair and motivating compensation program plays a critical role in the performance of the Company and, to that end, it reviews the program on an ongoing basis to evaluate its continued effectiveness. The Company’s overall financial performance is a significant consideration in establishing total compensation for Named Executive Officers. The Compensation Committee believes that at the executive officer level, a greater proportion of total compensation should consist of variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance. Equity compensation programs are intended to reinforce management’s commitment to enhancing profitability and stockholder value.

As described in more detail below, the material elements of our current executive compensation program for NEOs include a base salary, an annual cash incentive opportunity, long-term equity incentives, retirement benefits, the ability to receive compensation on a deferred basis (with matching contributions and earnings mirroring selected investments), modest perquisites and other personal benefits and, in the case of the CEO, severance protection for certain actual or constructive terminations of employment.

Each element of the executive compensation program is designed to aid in achievement of one or more compensation objectives. The table below lists each material element of the executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, retain and motivate qualified executives

Annual Cash Incentive Opportunity	• Hold executives accountable for performance • Align executives’ interests with those of stockholders • Attract, retain and motivate qualified executives

Long-Term Equity Incentives	• Align executives’ interests with those of stockholders • Hold executives accountable for performance • Attract, retain and motivate qualified executives

Retirement Benefits	• Attract, retain and motivate qualified executives

Non-Qualified Deferred Compensation Opportunities	• Attract, retain and motivate qualified executives

Perquisites and Other Personal Benefits	• Attract, retain and motivate qualified executives

Severance and Other Benefits Upon Termination of Employment	• Attract, retain and motivate qualified executives

As illustrated by the table above, base salaries, retirement benefits, perquisites and other personal benefits, non-qualified deferred compensation opportunities and severance and other termination benefits are all primarily intended to attract, retain and motivate qualified executives. These are the elements of our current executive compensation program where the value of the component in any given year is generally not variable, although certain elections made by executives impact the Company’s expense. We believe that in order to attract, retain and motivate top-caliber executives, we need to provide executives with some predictable level of remuneration that rewards the executive’s continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the short-term awards focused on recruitment).

Our annual cash incentive opportunity is primarily intended to hold executives accountable for performance, although we also believe it aligns Named Executive Officers’ interests with those of our stockholders and helps us attract, retain and motivate executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ interests with those of our stockholders, although we also believe they help hold executives accountable for performance and help us attract, retain and motivate executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each Named Executive Officer’s annual cash incentive opportunity is paid out on an annual short-term basis and is designed to reward performance for the just completed fiscal year. Long-term equity incentives are generally earned (vested) on a longer-term basis and are designed to reward performance over one or more years.

Benchmarking and Compensation Consultants

The individual elements of the compensation program are selected to create a total compensation package for each Named Executive Officer that is intended to achieve our compensation objectives and provide competitive compensation opportunities. The Compensation Committee evaluates the Company’s total compensation package in light of compensation data from the competitive marketplace in general, and our industry in particular, to ensure that the Company’s executive compensation program as a whole is within the broad middle range of comparative pay for similar positions in the industry and similar sized companies.

The Compensation Committee does not target a specific position in the range of comparative data for each individual or for each component of compensation. Individual compensation for each Named Executive Officer is established by considering the comparative data and other relevant factors such as level of responsibility, prior experience and the Compensation Committee’s subjective judgment as to the individual’s contribution and potential.

When deemed appropriate by management or the Compensation Committee, independent compensation and benefits consultants are retained to assist in evaluating the Company’s executive compensation programs. The use of compensation consultants also provides additional insight and assurance that the Company’s compensation programs are reasonable and appropriate to the Company’s objectives.

During fiscal year 2008, Mercer Consulting (“Mercer”), an independent compensation consultant, was retained with the endorsement of the Compensation Committee to assist in developing a long-term incentive compensation program for executive officers in order to encourage business growth and aid in retention of the executives. Specifically, Mercer assisted in reviewing and identifying our peer group companies, obtaining and evaluating current executive compensation data for these peer group companies and making recommendations to the Compensation Committee in light of the compensation data for our peer group companies. This compensation review was based primarily on general survey data and a peer group of eleven companies chosen after considering the Company’s revenues, assets, and market capitalization. The survey data consisted of semiconductor analog device companies with operations in California. The peer group of eleven companies consisted of the following companies: Linear Technology, Intersil Corporation, Amis Holdings, Silicon Laboratories, PMC-Sierra, Microsemi Corporation, TriQuint Semiconductor, Standard Microsystems, Micrel Inc, Cirrus Logic, and Power Integrations. A long-term incentive plan, discussed below, developed with Mercer’s assistance was implemented by the Committee during fiscal year 2008 .

Mercer also was retained in fiscal year 2008 to assist in the preparation of executive stock ownership guidelines, which were approved by the Compensation Committee in fiscal year 2009. Finally, Mercer was retained to advise the Compensation Committee on whether any of the performance-based stock options granted to Mr. Maheswaran in connection with his hire by the Company vested in fiscal year 2008 in accordance with the terms of Mr. Maheswaran’s March 8, 2006 offer letter.

Current Executive Compensation Program Elements

None of our Named Executive Officers is employed pursuant to an employment agreement. All are at will employees. However, Mr. Maheswaran’s offer letter provides for severance benefits in certain situations, as described below. The following section describes the principal components of the Company’s executive compensation program for fiscal 2008.

Base Salaries

Initial base salaries were set forth in offer letters to the Named Executive Officers. From time to time, the Compensation Committee reviews the base salary level for NEOs in light of the individual’s scope of responsibilities, years of experience, past and expected future contributions to the Company’s success and other elements of the compensation package. The Compensation Committee also considers industry and peer group comparisons. Salaries are benchmarked against median salaries for similarly situated executives of our peer group companies.

The Compensation Committee reviewed the base salary level for Named Executive Officers then employed in the second quarter of fiscal year 2008, taking into consideration various factors, including competitive salary survey data and tally sheets of all elements of each individual’s compensation package. The Compensation Committee determined to increase the base salaries of Mr. Pohlman and Mr. Wilson from $205,000 to $225,000, an approximately 9.75% percent increase. The increases were made in conjunction with their promotions to Senior Vice President. The base salaries of the remaining NEOs were not increased during fiscal year 2008. Mr. Maheswaran’s base salary was not increased in fiscal year 2008 because fiscal year 2008 was Mr. Maheswaran’s first full fiscal year of employment with the Company. Similarly, Mr. Chukwu’s base salary was not increased in fiscal year 2008 as his employment had just commenced with the Company at the end of fiscal year 2007 (on November 20, 2006). Mr. Kim’s base salary was not increased in fiscal year 2008 because he had just been promoted to the Vice President, Worldwide Sales and Marketing position at the end of fiscal year 2007 and was given a base salary increase in 2007 in connection with this promotion.

In addition, for fiscal year 2009, the Compensation Committee considered the base salaries of the Named Executive Officers and determined not to increase them. However, during fiscal year 2008, the executives and certain senior managers, including all of the Named Executive Officers, received an annual automobile allowance of $7,650, which included an allowance for maintenance and insurance, and were reimbursed for business and non-business gasoline expenses. In lieu of receiving the automobile allowance and reimbursement of gasoline expenses for non-business purposes going forward, the annual base salary of each Named Executive Officer was increased by $10,050. The increase in base salary and discontinuance of the automobile allowance and reimbursement of non-business gasoline expenses became effective on March 3, 2008.

Annual Cash Incentive Award

On June 6, 2007, the Compensation Committee approved an amended and restated version of the Semtech Corporation Bonus Plan (the “Bonus Plan”) effective for fiscal year 2008. The Plan provides participants, including the Named Executive Officers, an opportunity to earn an annual cash incentive award based on the performance of the Company, as measured by year-over-year improvement in operating income and the performance of the individual participant during the fiscal year. Each participant is assigned a target award for the fiscal year (expressed as a percentage of the participant’s annual base salary), and the target award is weighted 60% based on Company performance (the “organizational performance factor”) and 40% based on individual performance (the “individual performance factor”). The organizational and individual performance factors are determined as follows:

(1)	The organizational performance factor is determined by multiplying 60% of the participant’s target award by a percentage ranging, for fiscal year 2008, from 0% (for operating income that is less than 80% of prior year’s operating income) to 220% (for operating income that is above 231% of the prior year’s operating income). For fiscal year 2008, the Compensation Committee approved the following chart which correlates operating income improvements in fiscal year 2008 to the organizational performance factor to be used in calculating cash incentive awards for fiscal year 2008:

FY2008 Operating Income Compared to FY2007 Operating Income	Organizational Performance Factor
Below 80%	0%
80%	20%
100%	30%
121%	63%
130%	77%
145%	100%
177%	141%
200%	170%
231%	220%
Above 231%	220%

The Compensation Committee determines the Company’s operating income for purposes of the Bonus Plan calculation for each fiscal year based on the Company’s operating income as reported in the Company’s 10-K. The Compensation Committee may take into account or disregard any items or events that it determines in its discretion to be non-recurring or extraordinary and as it determines to be necessary to best reflect the operating income from ordinary business operation.

(2)	Each Named Executive Officer’s individual performance (other than the CEO’s performance) is assessed by the CEO,

who will recommend to the Compensation Committee the individual performance factor of the other Named Executive Officers. Individual performance factors may generally range from 0% to 40% of a Participant’s target bonus. The assessment of the CEO’s performance is performed by the Compensation Committee. The Named Executive Officer’s commitment to, and reinforcement of, the Company’s core values is a primary consideration in determining the individual performance factor, as is the Named Executive Officer’s contributions to achieving the company’s general financial goals and strategic objectives. The Named Executive Officer’s technical, operational, financial and managerial achievements in his or her scope of influence is also assessed, with focus on factors such as leadership, talent management, customer service, and strategy and execution with respect to new product development or other key projects.

Awards to participants may be adjusted upward or downward in the discretion of the Committee. This flexibility provides an additional means of considering the executive’s individual performance and contributions, thereby furthering our objective of holding executives accountable for performance.

Target awards for the Named Executive Officers participating in the Bonus Plan ranged from 60% of base salary to 125% of base salary for fiscal year 2008. The operating income improvement for fiscal year 2008 was 115%, after the Committee exercised its discretion to adjust operating income as reported in the Company’s 10-K to neutralize the impact of extraordinary items in each fiscal year. This resulted in an organizational performance factor of 53% for fiscal year 2008.

For fiscal year 2008, each Named Executive Officer was paid a cash incentive under the Bonus Plan. The following table shows the amounts actually paid to the NEOs and the percentage of the actual award to the NEO’s annual base salary:

Named Executive Officer	Base Salary	Target Award	Actual Award	Percentage of Actual Award to Base
Mr. Maheswaran	$400,000	$500,000	$600,000	150%
Mr. Chukwu	$220,000	$154,000	$154,000	70%
Mr. Pohlman	$225,000	$157,500	$157,500	70%
Mr. Wilson	$225,000	$157,500	$100,000	44%
Mr. Kim	$230,000	$138,000	$138,000	60%

The Compensation Committee awarded Mr. Maheswaran a cash incentive greater than his target to reward him for his outstanding performance in fiscal year 2008. Specifically, the Compensation Committee based the award to Mr. Maheswaran on the following factors for fiscal year 2008:

•	the Company exceeded its annual plan goals for revenue (13% year-over-year growth) and diluted earnings per share (EPS);

•	the Company outperformed the average of its peer group year-over-year performance in significant annual plan metrics (revenue growth, gross margin improvement, operating income growth and EPS growth;

•	although the Company did not meet the goals of its annual plan in operating income growth, the Company did achieve 15% year-over-year growth;

•

Mr. Maheswaran successfully rebuilt the senior leadership team, strengthened the sales and field applications engineer team, established and communicated new product development and marketing strategy, established core values within the Company and restructured the organization.

For fiscal year 2009, the cash incentive which Mr. Maheswaran may receive will be based on meeting the goals established for operating income growth, on achievements in revenue, earnings per share and gross margin growth, on the financial performance of Semtech relative to a peer group of companies and on the Compensation Committee’s evaluation of the effectiveness and quality of leadership.

The Compensation Committee awarded Mr. Chukwu a cash incentive at his target level to reward him for his outstanding performance during fiscal year 2008 in completing the Company’s restatement of the Company’s consolidated financial statements and related disclosures for the three years ended January 29, 2006 and selected consolidated financial data for the five years ended January 29, 2006 and for his leadership in managing the Company’s finance department. In addition, the Compensation Committee granted Mr. Chukwu a special $50,000 cash bonus in April 2007 in immediate recognition of his efforts related to completion of the restated financial statements. The Compensation Committee awarded Mr. Pohlman a cash incentive at his target to reward him for his outstanding performance in achieving record revenue in his business unit. The

Compensation Committee awarded Mr. Wilson an amount that was less than his target level because of less than expected performance in his business unit. The Compensation Committee awarded Mr. Kim a cash incentive at his target level to reward him for outstanding performance in driving record revenue for fiscal year 2008.

Long-Term Equity Incentive Awards

The Company operates on the general premise that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our stockholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of equity instruments that are in or valued by reference to our stock. Prior to fiscal year 2008, for at least the last decade, the Company made annual equity incentive grants to employees solely in the form of stock options, with the exception of some restricted stock awards to senior executives made as an inducement to join the Company. In connection with the long-term equity incentive program for fiscal year 2008, the Compensation Committee decided to make awards that included stock options, restricted stock awards and performance-based restricted stock units. The Compensation Committee added restricted stock awards and performance-based restricted stock units (and not solely stock options) in order to attract, retain and motivate qualified executives and, with respect to performance-based restricted stock units which vest upon achievement of certain net revenue and operating income improvement in an approximately three year period, to reward executives for their performance.

The stock options awarded to the Named Executive Officers in fiscal year 2008 have six-year terms and vest in three approximately equal annual installments beginning one year after the date of the award. The restricted stock awarded to the Named Executive Officers in fiscal year 2008 vests in three approximately equal annual installments beginning one year after the date of the award. The performance-based restricted stock units awarded to the Named Executive Officers in fiscal year 2008 will vest only upon achievement of certain goals related to cumulative net revenue and cumulative operating income over a 2.75-year performance period ending with fiscal year 2010. The performance-based restricted stock units are intended to reward the Named Executive Officers for increasing the Company’s net revenue and operating income performance over a period of 2.75 years. A 2.75 year review period was selected because the awards were issued in the second quarter of fiscal year 2008. The number of performance-based restricted stock units that vest could range from 0% to 200% of the award, if the performance goals are surpassed by a specified margin. One half of any performance-base restricted stock units so vested will be payable in an equal number of shares of the Company’s common stock; the other half will be payable in cash based on the closing price of the Company’s common stock on the last day of the performance period. Each award is subject to the terms and conditions of the 1998 Plan and the applicable Form of Employee Stock Option, Restricted Stock or Performance Unit Award Certificate, which are attached as Exhibits 10.2 through 10.4 of the Company’s Current Report on Form 8-K filed on June 12, 2007.

The number of shares of stock subject to the equity awards is intended to create a meaningful opportunity for stock ownership in light of the Named Executive Officer’s current position with the Company, the size of comparable awards to comparable executives at our peer companies, the individual’s personal performance in recent periods, and the individual’s potential for increased responsibility and promotion over the award term. In addition, the Committee also takes into account the number of unvested equity awards held by the NEO in order to maintain an appropriate level of equity incentive for that individual. However, the Committee does not adhere to any specific guidelines as to the relative equity award holdings of the Company’s Named Executive Officers.

The Compensation Committee determined to issue these long-term equity incentive awards to the Named Executive Officers in fiscal year 2008 based on its desire to target long-term incentive opportunities to the 75th percentile of companies in the survey data presented to the Compensation Committee by Mercer. The Compensation Committee felt that targeting this percentile in terms of long-term equity awards to executives was necessary to appropriately align the interests of executives with those of stockholders and to provide total compensation opportunities that were in the range of the medians of our peer group so as to appropriately attract, motivate and retain executives.

For fiscal year 2008, the Committee awarded the Named Executive Officers the equity grants that are identified in the “Grants of Plan-Based Awards – Fiscal Year 2008” table contained in the Executive Compensation section that follows this report.

Retirement Benefits

The Company makes retirement benefits available to the Named Executive Officers under the terms of a tax-qualified 401(k) plan. In fiscal 2008, the Company made a discretionary matching contribution on behalf of each participant equal to 65% of the first 5% of compensation contributed to the plan by the participant. These Company contributions function as a retention incentive as they vest ratably over the first three years of service (as determined under the plan) with the Company and any Company contributions made after the third year of service are immediately vested. The Named Executive Officers who elect to participate in the plan do so on substantially the same terms as our other participating employees.

Non-Qualified Deferred Compensation Opportunities

As a means of providing a retention incentive to executives and other key employees, the Company maintains the Executive Compensation Plan, a non-qualified deferred compensation plan. Under the plan, executives selected by the Compensation Committee, including the Named Executive Officers, may defer up to 100% of their base salary, as defined by the plan. As currently implemented, the Company matches, on a dollar for dollar basis, up to the first 20% of employee contributions for the CEO and CFO, up to the first 15% for participants at the Vice President level; and up to the first 10% for other participants.

The plan also permits the Company to make other contributions on a discretionary basis. No discretionary contributions were made for Named Executive Officers during fiscal year 2008. Amounts deferred by participants are immediately vested. Company matching contributions are credited each pay period. Each Company contribution vests separately in equal annual installments over four years beginning one year after the contribution is made.

The Company believes that providing the Named Executive Officers with these deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred. The Company believes that making a matching contribution to the plan, which is subject to a vesting schedule, is a cost-effective way to provide an additional retirement benefit to the Named Executive Officers and to encourage executive retention. With respect to cost, the Company has purchased whole life insurance on the lives of certain current and former deferred compensation plan participants. This company-owned life insurance is intended to cover a majority of the accrued liability for the deferred compensation plan. See Note 13 to the financial statements included in our FY2008 Form 10-K.

Perquisites and Other Personal Benefits

For fiscal year 2008, the Company provided modest perquisites to the Named Executive Officers, including a monthly car allowance, reimbursement for gasoline expenses, and cellular telephones and/or other communication devices that may also be used for non-business purposes. Some NEOs are provided enhanced vacation benefits in addition to the paid vacation based on the schedule applicable to employees generally. In addition, to induce Mr. Maheswaran and Mr. Chukwu to take their respective positions with the Company (which would require relocation to the Company’s corporate office in Camarillo, California) the Company offered both NEOs certain relocation benefits. Both Messrs. Maheswaran and Chukwu received relocation benefits in fiscal year 2008. We do not establish the value of each Named Executive Officer’s perquisites and personal benefits in a vacuum. Rather, we view the value of these benefits as another component of annual compensation that is merely paid in a different form. When determining each Named Executive Officer’s base salary and other compensation, we take the value of the officer’s perquisites and personal benefits into consideration.

As noted in the discussion concerning Base Salaries, the monthly automobile allowance and reimbursement for non-business gasoline expenses has been discontinued in fiscal year 2009, effective March 3, 2008.

Severance and Other Benefits Upon Termination of Employment or Change in Control

The Company believes that severance and other post-termination benefits can play a valuable role in attracting and retaining key executive officers. Accordingly, the Company provides certain of these protections to Mr. Maheswaran, pursuant to his offer letter, as described in more detail below. Our other Named Executive Officers are not currently covered by any severance arrangement. The Compensation Committee evaluates the level of severance benefits, if any, to be provided to a Named Executive Officer on a case-by-case basis. The Company’s practice is to require a release of claims in exchange for payment of severance benefits.

The Company has determined that providing Mr. Maheswaran with severance protections in such circumstances is appropriate in light of his position within the Company and as part of his overall compensation package. In the event the employment of Mr. Maheswaran is terminated for other than death, disability or “cause” or if he terminates the employment for “good reason”, as those terms are defined in his offer letter, he will be entitled to 12 months’ salary continuation payments and continued welfare plan coverage, and accelerated vesting of 25% of the equity awards granted to him in connection with the commencement of his employment. These severance benefits, which are described in more detail below under “Potential Payments Upon Termination or Change in Control”, are contingent upon Mr. Maheswaran’s execution of a release agreement, the form of which is attached to the offer letter, and are in consideration of his agreement to comply with the restrictive covenant contained in the offer letter regarding employment with or consultation for the Company’s competitors.

The occurrence, or potential occurrence, of a change in control transaction may create uncertainty regarding the continued employment of Mr. Maheswaran because many change in control transactions result in significant organizational changes, particularly at the Chief Executive Officer level. In order to encourage Mr. Maheswaran to remain employed with the Company during a critical time, we provide Mr. Maheswaran with certain enhanced severance benefits if his employment is terminated for other than death, disability or “cause” or if he voluntarily terminates for “good reason” within twelve (12) months following a “change in control”, as those terms are defined in his offer letter. In the event the employment of Mr. Maheswaran is terminated under the circumstances described above, he will be entitled to cash severance benefits equal to two times his annual base salary, two times his annual target bonus, a pro-rated bonus for the fiscal year of the termination, up to 24 months’ continued welfare plan coverage (or cash equivalent), and accelerated vesting of the all equity awards granted to him in connection with the commencement of his employment. These change in control severance benefits, which are described in more detail below under “Potential Payments Upon Termination or Change in Control”, are contingent upon Mr. Maheswaran’s execution of a release.

In addition to the change in control severance benefits described in the preceding paragraph, Mr. Maheswaran will be reimbursed for the full amount of any excise taxes imposed on his severance payments and any other payments under Section 4999 of the Internal Revenue Code (“Section 4999”). We provide Mr. Maheswaran with a “gross-up” for any parachute payment excise taxes that may be imposed because we have determined the appropriate level of severance protections for Mr. Maheswaran without factoring in the adverse tax effects that may result under Section 4999. The excise tax gross-up is intended to make Mr. Maheswaran whole for any adverse tax consequences he may become subject to under Section 4999, and to preserve the level of severance protections that we have determined to be appropriate.

We generally do not believe that any Named Executive Officer should be entitled to severance benefits merely because a change in control transaction occurs. Other than the arrangements with Mr. Maheswaran described above, we have no individual change in control severance arrangements in place with our NEOs. However, under the terms of our equity incentive plans, if there is a change in control of the Company, then most unvested stock options will become fully vested if the employee is terminated by the Company without “cause” or by the employee for “good reason” within 12 months following a “change in control”, as those terms are defined in the applicable stock incentive plans. In addition, our Executive Compensation Plan (the deferred compensation plan in which the NEOs, including Mr. Maheswaran, participate) provides for vesting of account balances upon involuntary termination within 18 months of a change in control (as defined by the plan). See Note 2 to the Non-Qualified Deferred Compensation table.

See the “Potential Payments Upon Termination or Change in Control” section below for a description of the potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control.

Executive Stock Ownership Guidelines

Although not an element of executive compensation for fiscal year 2008, on March 14, 2008, the Compensation Committee approved executive stock ownership guidelines which take effect in fiscal year 2009. Specifically, the Compensation Committee approved guidelines pursuant to which certain executives, including all of the Named Executive Officers, are (within the next five years) to acquire a level of ownership of stock that has a value equal to at least one times the executive’s base salary. The Compensation Committee believes that the guidelines further its goal of aligning executives’ interests with those of stockholders by rewarding executives for long-term performance. This is achieved by a grant of restricted stock units to certain executives that vest on the five year anniversary of the grant date, subject to the executive’s continued employment through that date. These restricted stock units are generally payable six months after the executive’s employment with the Company terminates.

In connection with adopting these guidelines, on March 14, 2008, the Compensation Committee granted restricted stock unit awards to certain executives, including the Named Executive Officers, and may make future restricted stock unit awards in its discretion. The awards to the Named Executive Officers are as follows:

Named Executive Officer	Number of Restricted Stock Units Granted
Mr. Maheswaran	6,400
Mr. Chukwu	3,500
Mr. Pohlman	3,600
Mr. Wilson	3,600
Mr. Kim	3,700

Each restricted stock unit represents a contingent right to receive one share of Company common stock or, in the Committee’s discretion, cash of equivalent value at the time of payment.

Equity Grant Policy

In April 2007, the Compensation Committee approved a policy regarding approval of equity awards that sets forth our processes, procedures and controls in connection with grants under our equity-based incentive plans. The policy detailed procedures for the approval of equity awards, providing that annual equity awards be approved at the regularly scheduled Compensation Committee meeting that occurs in the third quarter of each fiscal year and that new-hire awards will be approved at the next regularly scheduled Compensation Committee meeting that occurs more than two weeks after commencement of employment.

The Compensation Committee has further revised the policy to allow the Committee to approve annual awards to executives (including awards pursuant to the executive stock ownership guidelines and long-term equity incentive program) during the regularly scheduled first quarter Compensation Committee meetings of the fiscal year. This policy better aligns the approval of equity awards to the Compensation Committee’s approval of the Company’s annual long-term incentive program performance goals (which are based on fiscal year revenue and operating income) and review of executive base salary (which is used in determining awards under the executive stock ownership guidelines), as both topics are reviewed during the regular first quarter meeting.

The revised policy further provides that annual awards to non-executive employees may only be approved during the regularly scheduled third quarter Compensation Committee meeting of the fiscal year and all other equity awards to executives and other employees (including new hire, promotion, performance and retention awards) may be approved at regularly scheduled quarterly Compensation Committee meetings and once the dates are set, they may not be changed for equity award purposes without full Board approval. The policy prohibits approval of equity awards by written consent. The revised procedures also reflect the Board’s October 2006 determination that the exercise price of stock options will be set based on the closing price of a share of our common stock on the date of Compensation Committee approval (or the next succeeding trading day if the date of Compensation Committee approval is not a trading day), a change from the Company’s past convention of using the closing price on the day preceding the grant. No authority to grant equity awards is delegated to management. A key goal of the procedures is to set equity award grant dates sufficiently in advance, and fix which grants (annual or new-hire/promotion) will be considered at each meeting, to mitigate concerns that grants could be timed based on the release of positive or negative earnings reports or other material information.

Section 162(m) Considerations

For federal and most state income tax purposes, no more than $1 million of compensation paid to the chief executive officer and the certain other executive officers may be deducted in a taxable year unless the compensation is commission or performance based, as those terms are defined by tax regulations. Stock options awarded under the Company’s stock option plans are intended to meet the requirements for deductible performance-based compensation. However, the Company’s goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives. Thus, the Compensation Committee retains discretion to grant time-based restricted stock and other forms of non-performance-based compensation when it determines their importance to meeting the Company’s compensation objectives outweighs the potential loss of a tax deduction to the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement, portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal year 2008.

Respectfully submitted by THE COMPENSATION COMMITTEE

W. Dean Baker, Chair	Glen M. Antle	John L. Piotrowski

This Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended 9 (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above currently comprise the Compensation Committee. All three Directors served on the Committee during all of fiscal 2008. No member of our Compensation Committee during fiscal year 2008 has ever been an executive officer or employee of the Company. None of our executive officers now serve, or served during fiscal year 2008, as a director or a member of a compensation committee (or other committee performing an equivalent function) of another entity that had one of its executive officers serving on our Board or Compensation Committee during fiscal 2008 or currently.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE - FISCAL YEAR 2008

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c) (1)	(d) (2)	(e) (3)	(f) (4)	(g) (5)	(i) (6)	(j) (7)
Mr. Maheswaran	2008	$396,234	$—	$635,792	$1,036,513	$600,000	$244,754	$2,913,293
Chief Executive Officer	2007	330,773	—	353,648	716,590	205,000	143,088	1,749,099
Mr. Chukwu	2008	210,716	50,000	157,490	168,321	154,000	95,026	835,553
Chief Financial Officer	2007	42,308	50,000	—	—	8,360	12,113	112,781
Mr. Kim	2008	226,443	—	134,016	193,461	138,000	62,206	754,126
VP, Sales and Marketing
Mr. Pohlman	2008	215,588	—	58,702	272,459	157,500	48,861	753,110
SVP, Protection Products	2007	203,098	—	—	358,024	141,500	45,835	748,457
Mr. Wilson	2008	215,990	—	58,702	252,280	100,000	48,871	675,843
SVP, Power Management Products	2007	204,626	—	—	384,604	61,500	46,356	697,086

(1)	Mr. Maheswaran commenced employment as our President and Chief Executive Officer on April 3, 2006 and was appointed to the Board on the same date. Mr. Chukwu joined the Company as our Chief Financial Officer on November 20, 2006. Their base salaries for fiscal year 2007 are for a partial year. The remaining NEOs were employed for all of fiscal years 2007 and 2008. Mr. Kim was not an NEO for fiscal year 2007 and, therefore, his compensation for fiscal year 2007 is not included in the Summary Compensation Table. Mr. Maheswaran does not receive additional compensation for his services as Director.

(2)	For fiscal year 2007, Mr. Chukwu was paid a $50,000 sign-on bonus in connection with the commencement of his employment. For fiscal year 2008, Mr. Chukwu was awarded a special performance bonus of $50,000 for his work in connection with the restatement.

(3)	The amounts reported in Column (e) reflect the equity compensation expense recognized for stock awards for financial statement reporting purposes, including expense related to awards made in prior years. Column (e) includes the expenses for restricted stock awards (RSAs) and for performance stock units (PSUs):

Stock Award Expense in $

	Fiscal Year	Restricted Stock Awards		Performance Stock Units
Name		FY07 Awards	FY08 Awards		Total
Mr. Maheswaran	2008	470,099	58,036	107,657	635,792
	2007	353,648	—	—	353,648
Mr. Chukwu	2008	—	130,576	26,914	157,490
Mr. Kim	2008	—	116,073	17,943	134,016
Mr. Pohlman	2008	—	36,274	22,428	58,702
Mr. Wilson	2008	—	36,274	22,428	58,702

Restricted Stock Awards. Awards of restricted stock are valued as of the grant date and amortized over the vesting period. Only Mr. Maheswaran received a grant of restricted stock during fiscal year 2007. The grant was related to the beginning of his employment as CEO.

Performance Stock Units. Awards of performance stock units are valued as of the grant date and amortized over the vesting period. However, because these performance stock units are to be settled half in cash and half in stock, liability accounting rules apply to the portion to be cash settled. The rules require that the initial valuation be remeasured at each reporting period until settlement and the pro-rata vested portion be recognized as a liability. The remeasurement takes into consideration the Company’s assessment of the likelihood of meeting the performance measures and the Company’s stock price at the end of the reporting period. The amount shown in the table above is the expense recognized in fiscal year 2008 after making the required valuation adjustment.

Additional Information. For a description of the stock based awards made in fiscal year 2008, see “Description of Plan Based Awards” below. See note 7 to the “Grants of Plan Based Awards – Fiscal Year 2008” table below for the grant date values of the stock awards made in fiscal year 2008 and an explanation of the Company’s basis for calculating the fair market value of the restricted stock awards and performance stock units at the grant date. For the award agreement for the restricted stock granted to Mr. Maheswaran in fiscal year 2007, see Exhibit 10.1 to Company’s Current Report on Form 8-K filed April 5, 2006.

(4)	The amounts reported in Column (f) represent the equity compensation expense recognized for financial statement reporting purposes for options, including expense related to options awarded in prior years (disregarding any estimate of forfeitures related to service-based vesting conditions).

Expense in $ by Fiscal Year of Option Award
	Fiscal Year of Option Award						Total Expense
Name	2003	2004	2005	2006	2007	2008
Mr. Maheswaran
FY2008		$—	$—	$—	$966,959	$69,554	$1,036,513
FY2007	—	—	—	—	716,590		716,590
Mr. Chukwu
FY2008		—	—	—	—	168,321	168,321
FY2007	—	—	—	—	—		—
Mr. Kim
FY2008		21,679	80,740	24,271	—	66,771	193,461
Mr. Pohlman
FY2008		57,811	102,714	67,419	—	44,515	272,459
FY2007	57,263	105,333	113,009	82,419	—		358,024
Mr. Wilson
FY2008		72,264	91,302	53,935	—	34,779	252,280
FY2007	86,550	131,666	100,453	65,935	—		384,604

Option awards are valued as of the grant date and amortized over the vesting period. For an explanation of the Company’s basis for calculating the value of option awards, see “Valuation of Stock Options” in Note 3 to the Directors Compensation Table. No NEO forfeited unvested options during fiscal year 2008, but Mr. Pohlman and Mr. Wilson voluntarily cancelled 5,000 and 15,000 vested NQs, respectively, to negate possible adverse tax consequences resulting from Section 409A of the Internal Revenue Code (“IRC 409A”). There is no reversal of expense associated with the forfeiture of vested options.

See note 7 to the “Grants of Plan Based Awards – Fiscal Year 2008” table below for the grant date value of the option awards made in fiscal year 2008.

For a description of the option awards made in fiscal year 2008, see “Description of Plan Based Awards” below. For a description of the stock option awards made to Mr. Maheswaran in fiscal year 2007, see Note 2 to the table under “Securities Authorized for Issuance under Equity Compensation Plans” in the section below entitled “Approval of the Semtech Corporation 2008 Long-Term Equity Incentive Plan (Proposal Number 3).”

(5)	The amounts reported in Column (g) reflect the amounts paid to Named Executive Officers under the terms of the Semtech Corporation Bonus Plan (the “Bonus Plan”). The amounts shown for fiscal year 2008 represent bonuses related to performance in fiscal year 2008 that were paid in fiscal year 2009. Likewise, the amounts shown for fiscal year 2007 represent bonuses related to performance in fiscal year 2007 that were paid in fiscal year 2008. Also see the table entitled “Grants of Plan-Based Awards Fiscal Year 2008” and the section entitled “Description of Plan Based Awards” that follows the Summary Compensation Table.

(6)	The following table shows the elements of all other compensation reported in Column (i).

All Other Compensation in $
		Employer Match
Name	Auto Allowance (i)	Employer Match 401K Plan (ii)	Employer Match Executive Compensation Plan (iii)	Relocation Allowance including tax gross-up (iv)	Commissions (v)	Legal Expenses including tax gross-up (vi)	Life Insurance Premiums (vii)	Total
Mr. Maheswaran
FY2008	$9,906	$3,074	$81,850	$149,924	$—	$—	$—	$244,754
FY2007	7,144	—	67,583	42,160	—	26,201	—	143,088
Mr. Chukwu
FY2008	10,581	—	49,262	35,183		—		95,026
FY2007	1,471	—	7,005	3,637	—	—	—	12,113
Mr. Kim
FY2008	9,600	7,144	37,119	—	8,343			62,206
Mr. Pohlman
FY2008	7,650	7,352	33,859	—		—		48,861
FY2007	7,650	5,770	31,612	—	—	—	803	45,835
Mr. Wilson
FY2008	7,650	7,362	33,859	—		—		48,871
FY2007	7,650	6,865	31,841	—	—	—	—	46,356

(i)

We do not provide Company cars to NEOs. However, NEOs were paid a fixed monthly car allowance of $637.50 in fiscal years 2007 and 2008, which included an allowance for maintenance and insurance. They were also paid for actual gasoline expenses, including business and non-business gasoline expenses. Payments for gasoline related to business use are accounted for as reimbursed business expenses and are not included in the table. Amounts paid for non-business gasoline expenses are accounted for as compensation and are included in the table. The Auto Allowance program was discontinued in early 2009. See the discussion of Perquisites and Other Personal Benefits in the “Compensation Discussion and Analysis” section above.

(ii)	Mr. Chukwu did not participate in the Company’s 401(k) plan in fiscal years 2007 and 2008. Mr. Maheswaran did not participate in fiscal year 2007.

(iii)	Each Company matching contribution vests separately over four years, beginning on the first anniversary of the contribution. Thus, the amounts shown were unvested at the end of the year of contribution. The amounts shown disregard earnings on current and prior-year Company matching contributions. Such earnings for fiscal year 2008 are included in column (d) of the Non-Qualified Deferred Compensation table below. See: Nonqualified Deferred Compensation – Fiscal Year 2008” below for additional information about the Executive Compensation Plan.

(iv)	Relocation assistance provided under the terms of offer letters. The amount shown includes a tax-gross up for Mr. Maheswaran of $53,767 and $15,607 in fiscal years 2008 and 2007, respectively. Mr. Chukwu did not receive any tax gross-up in connection with relocation payments made to him.

(v)	In fiscal year 2007, Mr. Kim participated in a commission plan. The commissions he was paid in fiscal year 2008 were based on his performance in the fourth quarter of fiscal year 2007. When Mr. Kim was promoted to the Vice President, Worldwide Sales and Marketing position at the end of fiscal year 2007, he was no longer eligible to participate in the commission plan.

(vi)	Reimbursement of certain legal expenses was provided under the terms of Mr. Maheswaran’s offer letter. The amount shown includes a tax gross up of $11,201.

(vii)	Premiums for supplemental life insurance coverage for Mr. Pohlman through March 2007, after which time payment of the premiums became his responsibility.

(7)	Items not included in Summary Compensation Table. Mr. Maheswaran receives two additional weeks of paid vacation per year in addition to paid vacation based on the schedule that applies to employees generally. Mr. Chukwu receives one additional week of paid vacation per year. Vacation accruals are not referenced in the table. In addition, the Company provides cellular telephones and/or other communication devices to the Named Executive Officers and certain other employees for business use. Personal use of these items is permitted without reimbursement. The incremental cost to the Company, if any, is negligible, and is not included in the table. Executive Officers are also reimbursed for out-of-pocket expenses they incur in carrying out their duties. Certain reimbursable expenses, such as business entertainment of customers, may arguably have a personal component, the cost of which is not included in the table.

Compensation of Named Executive Officers

The “Summary Compensation Table - Fiscal Year 2008” should be read in conjunction with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards in Fiscal 2008” table, and the description of the material terms of the awards that follows it, provides information regarding the cash bonuses and long-term equity incentives awarded to NEOs in Fiscal Year 2008. The “Outstanding Equity Awards at Fiscal 2008 Year-End” and “Option Exercises and Stock Vested in Fiscal Year 2008” tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The “Nonqualified Deferred Compensation - Fiscal Year 2008” table and related description of the material terms of our nonqualified Executive Compensation Plan provides a more complete picture of potential future payments to our NEOs. The discussion of the potential payments upon termination of employment for certain reasons is intended to further explain potential future payments that are, or may become, payable to our NEOs under certain circumstances.

Description of Employment Arrangements, Salary and Bonus Amounts

All of our Named Executive Officers are employed on an at-will basis and none is employed under an employment agreement for a fixed term. We do, however, issue written offer letters to prospective employees that set forth their initial compensation and, in the case of Mr. Maheswaran, a post-termination severance arrangement. Mr. Maheswaran’s post-termination severance arrangement is discussed below under “Potential Payments Upon Termination or Change in Control”. The majority of the initial compensation arrangements set forth in the offer letters of the other NEOs, who joined the Company between 1986 and 2006, have been superseded by subsequent Company compensation actions as their careers have progressed.

Early in each fiscal year (or otherwise in connection with promotions or new-hires), the Compensation Committee reviews and establishes the base salary and target cash incentive opportunity for the Named Executive Officers. For a discussion regarding the review that occurred in fiscal year 2008 and the factors considered by the Compensation Committee in making its determinations, see the “Compensation Discussion and Analysis” section above. Additional information regarding the Named Executive Officers’ incentive opportunities may be found in the “Compensation Discussion and Analysis” section above and below under “Description of Plan-Based Awards.”

Grants of Plan-Based Awards in Fiscal Year 2008

The following table presents information regarding the equity awards granted to the NEOs during Fiscal Year 2008 and the non-equity incentive awards earned during Fiscal Year 2008. The material terms of each award are described below under “Description of Plan-Based Awards.”

GRANTS OF PLAN-BASED AWARDS - FISCAL YEAR 2008

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units # (i) (4)	All Other Option Awards: Number of Securities Underlying Options # (j) (5)	Exercise or Base Price of Options Awards $/sh (k) (6)	Grant Date Fair Value of Stock and Option Awards $ (l) (7)
Name (a) (1)	Grant Date (b)	Threshold $ (c) (2)	Target $ (d) (2)	Maximum $ (e) (2)	Threshold # (f) (3)	Target # (g) (3)	Maximum # (h) (3)
Mr. Maheswaran
NQ	6/6/07	—	—	—	—	—	—	—	50,000	16.14	386,875
RSA	6/6/07	—	—	—	—	—	—	20,000	—	—	322,800
PSU	6/6/07	—	—	—	—	60,000	120,000	—	—	—	968,400
BP	2/28/08	—	500,000	1,100,00	—		—	—	—	—
Mr. Chukwu
NQ	6/6/07	—	—	—	—	—	—	—	121,000	16.14	936,238
RSA	6/6/07	—	—	—	—	—	—	45,000	—	—	726,300
PSU	6/6/07	—	—	—	—	15,000	30,000	—	—	—	242,100
BP	2/28/08	—	154,000	338,800	—	—	—	—	—	—	—
Mr. Kim
NQ	6/6/07	—	—	—	—	—	—	—	48,000	16.14	371,400
RSA	6/6/07	—	—	—	—	—	—	40,000	—	—	645,600
PSU	6/6/07	—	—	—	—	10,000	20,000	—	—	—	161,400
BP	2/28/08	—	138,000	303,600	—	—	—	—	—	—	—
Mr. Pohlman
NQ	6/6/07	—	—	—	—	—	—	—	32,000	16.14	247,600
RSA	6/6/07	—	—	—	—	—	—	12,500	—	—	201,750
PSU	6/6/07	—	—	—	—	12,500	25,000	—	—	—	201,750
BP	2/28/08	—	157,500	346,500	—	—	—	—	—	—	—
Mr. Wilson
NQ	6/6/07	—	—	—	—	—	—	—	25,000	16.14	193,438
RSA	6/6/07	—	—	—	—	—	—	12,500	—	—	201,750
PSU	6/6/07	—	—	—	—	12,500	25,000	—	—	—	201,750
BP	2/28/08	—	157,500	346,500	—	—	—	—	—	—	—

(1)	Legend.

NQ	Non-qualified stock options	PSU	Performance stock units
RSA	Restricted stock awards	BP	Bonus Plan

(2)	Bonus Plan. Columns (c), (d) and (e) relate to cash bonuses under the Bonus Plan that were paid to NEOs in Fiscal Year 2009 for their efforts in Fiscal Year 2008. As to Column (c), there is no guaranteed minimum under the Bonus Plan. The target award shown in Column (d) represents the NEO’s base salary multiplied by the target award percentage established for him under the Bonus Plan. The amount in Column (e) represents the maximum payable to the NEO under the Bonus Plan, including after any discretionary adjustments are made by the Compensation Committee. The actual dollar amounts paid to the NEOs under the Bonus Plan are shown in Column (g) of the Summary Compensation Table.

(3)	Performance Stock Units. Columns (f), (g) and (h) relate to performance stock units. As to Column (f), there is no guarantee that the revenue and operating income objectives that cause the PSUs to vest will be met. The target award in terms of units is shown in Column (g). The number of PSUs that may vest could range up to 200% of the award, if the performance goals are surpassed by a specified margin. The maximum number of PSUs that could vest at the 200% level is identified in Column (h).

(4)	Restricted Stock Awards. Column (i) relates to restricted stock granted to the NEOs as part of the annual equity award grant and to two other awards that were delayed because of the restatement: (a) 25,000 of the 45,000 RSAs granted to Mr. Chukwu were awarded to him in connection with the commencement of his employment in November 2006; and (b) 10,000 of the 40,000 RSAs granted to Mr. Kim were awarded to him in connection with his promotion to Vice President Worldwide Sales and Marketing at the end of Fiscal Year 2007.

(5)	Stock Options. Column (j) relates to grants of non-qualified stock options made to the NEOs as part of the annual equity award grant and to two other awards that were delayed because of the restatement: (a) an option to purchase 100,000 shares of Company stock was awarded to Mr. Chukwu in connection with the commencement of his employment; and (b) an option to purchase 30,000 shares of Company stock was awarded to Mr. Kim in connection with his promotion to Vice President Worldwide Sales and Marketing.

(6)	The per share exercise price of the non-qualified stock options is the closing market price of the Company’s common stock on the grant date.
(7)	The grant date fair values of NQ, RSA and PSU awards made in Fiscal Year 2008 were determined as follows:

Stock Option Awards. The NQ awards were valued on the grant date using the Black-Scholes pricing model for option valuation and based on the following assumptions:

Expected lives, in years	4.09
Estimated volatility	55.33%
Dividend yield	0.00%
Risk-free interest rate	4.68%

For additional information regarding the valuation of stock options, see Note 3 to the Directors Compensation Table above.

Restricted Stock Awards. The grant date fair values of RSAs were calculated by multiplying the closing market price of the Company’s common stock on the date of grant by the number of shares granted.

Performance Stock Units. The PSU awards have a performance condition in addition to a service condition. The performance condition relates generally to the Company’s revenue and operating income measured against certain internal goals. The grant date fair values of performance stock units were calculated by multiplying the closing market price of the Company’s common stock on the date of grant by the number of units granted.

Description of Plan-Based Awards

Non-Equity Incentive Plan Awards

Bonus Plan Awards. The Bonus Plan provides participants, including the Chief Executive Officer and the Named Executive Officers, an opportunity to earn an annual cash incentive based on the performance of the Company, as measured by year-over-year improvement in operating income, and the performance of the individual participant during the fiscal year. Each participant is assigned a target award for the fiscal year (expressed as a percentage of the participant’s annual base salary), and the target award is weighted 60% based on Company performance (the “Organizational Performance Factor”) and 40% based on individual performance (the “Individual Performance Factor”). The Compensation Committee establishes a scale to be used in determining the Organizational Performance Factor for each fiscal year and annually determines the target award percentages for the Named Executive Officers and reviews their performance. The Compensation Committee has discretion under the Bonus Plan to adjust awards upward or downward from the amounts otherwise provided by the formula.

The awards under the Bonus Plan are initially calculated under the supervision of the Chief Financial Officer. Before the calculated awards are presented to the Compensation Committee for its approval, the award for any particular participant may be adjusted, upward or downward, in the discretion of the Chief Executive Officer who may consider subjective criteria such as the participant’s initiative, leadership, teamwork, judgment and creativity. All awards, including that for the Chief Executive Officer, may be similarly adjusted by the Compensation Committee Awards approved by the Compensation Committee are to be paid in cash within two and one-half months after the end of the fiscal year. Awards generally will only be paid to participants who are employed by the Company on the date awards are paid, or to the estates or beneficiaries of participants who have died while employed during the plan year. However, the Compensation Committee may approve prorated awards for participants who terminate employment during the plan year. The Bonus Plan is administered by the Compensation Committee, which has authority to interpret the plan, make rules and regulations relating to the plan, and to determine any factual question arising in connection with the operation of the plan.

Each payment under the Bonus Plan is subject to the right of the Company to recover the payment (and reasonable interest thereon) in the event that the Compensation Committee determines in good faith that the participant’s fraud or misconduct has caused or partially caused the need for a material restatement of the Company’s financial statements for the fiscal year to which the plan relates.

The full text of the Bonus Plan is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 12, 2007.

Awards for Efforts in Fiscal Year 2008. For fiscal year 2008, the target award percentages for the Named Executive Officers were as follows: Mr. Maheswaran (125%), Mr. Chukwu (70%), Mr. Pohlman (70%), Mr. Wilson, (70%), and Mr. Kim (60%). The scale established by the Compensation Committee for determining the Organizational Performance Factor for fiscal year 2008 performance ranged from 0% of the target award amount for operating income less than 80% of the prior year’s operating income, to 220% of the target award amount for operating income more than 231% of the prior year’s operating income. In February 2008, the Compensation Committee reviewed the Company’s performance for fiscal year 2008, which ended on January 27, 2008, in relation to the previously established scale. After considering each NEOs performance, the Compensation Committee approved incentive payouts under the plans to the NEOs. All payouts were made in cash in fiscal year 2009. The amount paid to each Named Executive Officer as an incentive award for efforts in fiscal year 2008 is presented in Column (g) of the “Summary Compensation Table - Fiscal 2008.” Also see the “Annual Cash Incentive Award” discussion under “Compensation Discussion and Analysis”.

Awards for Efforts in Fiscal Year 2009. For fiscal year 2009, the Compensation Committee increased Mr. Chukwu’s target award percentage from 70% to 80% and increased Mr. Kim’s target award percentage from 60% to 75%. The scale to be used in calculating the Organizational Performance Factor for fiscal year 2009 ranges from 0% of the target bonus amount for operating income less than 100% of the prior year’s operating income, to 250% of the target award amount for operating income 250% or more of the prior year’s operating income. The Organizational Performance Factor scale for fiscal year 2009 is included in the Company’s Current Report on Form 8-K filed March 5, 2008. As indicated in the “Compensation Discussion & Analysis” section above, Mr. Maheswaran’s cash incentive opportunity for fiscal year 2009 will be based on operating income growth, other financial achievements, and leadership. The Compensation Committee is evaluating the weighting to be applied to these items.

Equity Incentive Plan Awards

Performance Stock Units

Each performance stock unit award is subject to the terms and conditions of the 1998 Plan. The current form of award certificate applicable to the performance stock units is attached as Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on June 12, 2007.

Each PSU is a non-voting unit of measurement that is deemed, solely for the purpose of calculating payment, to be the equivalent of one share of the Company’s common stock. The PSUs carry no voting rights or other stock ownership rights. The performance stock units awarded to the Named Executive Officers in fiscal year 2008 vest upon achievement of certain goals related to cumulative net revenue and cumulative operating income over a 2.75-year performance period ending with fiscal year 2010. The number of performance stock units that vest could range from 0% to 200% of the award, if the performance goals are surpassed by a specified margin. One half of any vested performance stock units will be payable in an equal number of shares of the Company’s common stock; the other half will be payable in cash based on the closing price of the Company’s common stock on the last day of the performance period.

The NEO generally has no right to pro-rata vesting if his services terminate before the vesting date at the end of the performance period. However, in the event of a termination due to death or disability (as defined in the applicable award certificate), the PSUs will continue to be eligible to vest on the last day of the performance period on a pro-rata basis. Any PSUs that would vest at the end of the performance period based on the attainment of the performance criteria will be pro-rated based on the number of whole months the NEO was employed during the performance period.

In the event of (a) certain mergers or similar reorganizations under which the Company does not survive (or does not survive as a public company in respect of its common stock) or (b) a change in control, as defined in the award certificate, then, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the PSUs or the PSUs would otherwise continue in accordance with their terms, the performance period will terminate immediately prior to such event and the number of PSUs that vest will be determined based on achievement on the Company’s actual performance for the shortened performance period and after pro-rating the performance goals set forth in the award certificate to reflect the shortened performance period.

All Other Stock Awards

Restricted Stock Awards

The restricted stock awards reported in column (i) of the table above are subject to the terms and conditions of the 1998 Plan. See “The Long-Term Stock Incentive Plan” in Note 3 to the Director Compensation Table above. Each award is subject to the terms and conditions of the applicable award certificate based on the Form of Long-Term Stock Incentive Plan Restricted Stock Award Certificate attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 12, 2007.

Each share of restricted stock is a share of the Company’s common stock that is subject to transfer restrictions and forfeiture. Subject to transfer restrictions and forfeiture conditions in the award certificate, the NEO has all of the rights of a shareholder with respect to the restricted shares, including voting rights and the right to receive cash dividends. Any cash dividends would be held by the Company until the vesting period lapses and are subject to the same forfeiture conditions as the underlying stock. The RSAs reported in the table above vest in three approximately equal annual installments beginning one year after the date of the award, subject to the continued employment of the NEO. Once vested, the restrictions are lifted.

Unvested RSAs (and related dividends) generally will be forfeited when the NEO leaves the Company. However, RSAs and related dividends will vest following a “change in control” if, within one year, the NEO is either “terminated without cause” or subject to a “constructive termination”, as those terms are defined in the 1998 Plan. By accepting the award, the NEO authorizes the Company to withhold shares otherwise payable to the NEO in order to satisfy tax obligations arising upon vesting.

All Other Option Awards

Stock Option Awards

The non-qualified stock options reported in column (j) of the table above are subject to the terms and conditions of the 1998 Plan. See “The Long-Term Stock Incentive Plan” in Note 3 to the Director Compensation Table above. Each award is subject to the terms and conditions of the applicable award certificate based on the Form of Long-Term Stock Incentive Plan Option Award Certificate attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 12, 2007.

The NQs reported in the table above were granted with a per-share exercise price equal to the closing market price of the Company’s common stock on the grant date and vest in three approximately equal annual installments beginning one year after the date of the award, subject to the continued employment of the NEO. Once vested, an NQ will generally remain exercisable until its normal expiration date, the sixth anniversary of the grant date. However, vested stock options may terminate earlier in connection with a change in control transaction

Unvested options will terminate immediately when the NEO leaves the Company. NEOs will generally have 30 days to exercise vested NQs following departure from the Company, except there is a 90 day exercise period in the case of retirement (voluntary cessation of employment upon the attainment of age 65 and with 20 years of service) and a one year exercise period in the case of death or disability. None of the NEOs meets the eligibility requirements for retirement or will meet the requirements in the current fiscal year.

The NQs will vest and become exercisable following a “change in control” only if, within one year, the NEO either is “terminated without cause” or subject to a “constructive termination”, as those terms are defined in the 1998 Plan.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of January 27, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

(split-adjusted)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #	Equity Incentive Plan Awards: Market or Payout value of Unearned Shares, Units or Other Rights that Have Not Vested #
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h) (6)	(i)	(j) (6)
Mr. Maheswaran
6/6/2007 - NQ (4)	—	50,000	—	$16.14	06/06/13	—	—	—	—
6/6/2007 - RSA (1)	—	—	—	—	—	20,000	248,800	—	—
6/6/2007 - PSU (2)	—	—	—	—	—	—	—	60,000	746,400
4//3/2006 - NQ (3)	—	—	250,000	$17.89	04/03/12	—	—	—	—
4/3/2006 - NQ (4)	62,500	187,500	—	$17.89	04/03/12	—	—	—	—
4/3/2006 - RSA (5)	—	—	—	—	—	56,250	699,750	—	—

	62,500	237,500	250,000			76,250	$948,550	60,000	$746,400

Mr. Chukwu
6/6/2007 - NQ (4)	—	121,000	—	$16.14	06/06/13	—	—	—	—
6/6/2007 - RSA (1)	—	—	—	—	—	45,000	559,800	—	—
6/6/2007 - PSU (2)	—	—	—	—	—	—	—	15,000	186,600

	—	121,000	—			45,000	$559,800	15,000	$186,600

Mr. Kim
6/6/2007 - NQ (4)	—	48,000	—	$16.14	06/06/13	—	—	—	—
6/6/2007 - RSA (1)	—	—	—	—	—	40,000	497,600	—	—
6/6/2007 - PSU (2)	—	—	—	—	—	—	—	10,000	124,400
9/29/2005 - NQ (4)	9,000	9,000	—	$15.54	09/29/15	—	—	—	—
8/18/2004 - NQ (4)	11,250	3,750	—	$17.48	08/08/14	—	—	—	—
5/20/2004 - NQ (4)	15,000	5,000	—	$22.13	05/20/14	—	—	—	—
8/21/2003 - NQ (4)	15,000	—	—	$17.35	08/21/13	—	—	—	—
12/5/2002 - NQ (3)	20,000	—	—	$13.03	12/05/12	—	—	—	—
8/29/2002 - NQ (4)	10,000	—	—	$14.05	08/29/12	—	—	—	—
10/03/2001 - NQ (4)	10,000	—	—	$25.67	10/03/11	—	—	—	—
12/22/2000 - NQ (4)	15,000	—	—	$15.375	12/22/10	—	—	—	—
8/4/1999 - NQ (4)	29,418	—	—	$14.00	08/04/09	—	—	—	—

	134,668	65,750	—			40,000	$497,600	10,000	$124,400

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

(split-adjusted)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #	Equity Incentive Plan Awards: Market or Payout value of Unearned Shares, Units or Other Rights that Have Not Vested #
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h) (6)	(i)	(j) (6)
Mr. Pohlman
6/6/2007 - NQ (4)	—	32,000	—	$16.14	06/06/13	—	—	—	—
6/6/2007 - RSA (1)	—	—	—	—	—	12,500	155,500	—	—
6/6/2007 - PSU (2)	—	—	—	—	—	—	—	12,500	155,500
9/29/2005 - NQ (4)	25,000	25,000	—	$15.54	09/29/15	—	—	—	—
8/18/2004 - NQ (4)	33,750	11,250	—	$17.48	08/18/14	—	—	—	—
8/21/2003 - NQ (4)	40,000	—	—	$17.35	08/21/13	—	—	—	—
8/29/2002 - NQ (4)	40,000	—	—	$14.05	08/29/12	—	—	—	—
10/3/2001 - NQ (4)	15,000	—	—	$25.67	10/03/11	—	—	—	—
12/22/2000 - NQ (4)	20,000	—	—	$15.375	12/22/10	—	—	—	—
5/11/2000 - NQ (4)	60,000	—	—	$25.875	05/11/10	—	—	—	—
2/18/1999 -NQ (4)	56,268	—	—	$6.78	02/18/09	—	—	—	—

	290,018	68,250	—			12,500	$155,500	12,500	$155,500

Mr. Wilson
6/6/2007 - NQ (4)	—	25,000	—	$16.14	06/06/13	—	—	—	—
6/6/2007 - RSA (1)	—	—	—	—	—	12,500	155,500	—	—
6/6/2007 - PSU (2)	—	—	—	—	—	—	—	12,500	155,500
9/29/2005 - NQ (4)	20,000	20,000	—	$15.54	09/29/15	—	—	—	—
8/18/2004 - NQ (4)	30,000	10,000	—	$17.48	08/18/14	—	—	—	—
8/21/2003 - NQ (4)	50,000	—	—	$17.35	08/21/13	—	—	—	—
8/29/2002 - NQ (4)	50,000	—	—	$14.05	08/29/12	—	—	—	—
2/25/2002 - NQ (4)	15,000	—	—	$29.11	02/25/12	—	—	—	—
4/5/2001 - NQ (4)	40,000	—	—	$23.438	04/05/11	—	—	—	—
12/22/2000 - NQ (4)	10,000	—	—	$15.375	12/22/10	—	—	—	—
5/11/2000- NQ (4)	20,000	—	—	$25.875	05/11/10	—	—	—	—
5/3/1999 - NQ (4)	26,666	—	—	$8.03125	05/03/09	—	—	—	—
4/16/1998 - NQ (4)	21,334	—	—	$5.875	04/16/08	—	—	—	—

	283,000	55,000	—			12,500	$155,500	12,500	$155,500

(1)	The restricted stock awards (RSAs) granted on June 6, 2007 vest in three approximately equal annual installments on the following dates: June 6, 2008; June 6, 2009; and June 6, 2010.

(2)	The performance stock units (PSUs) awarded on June 6, 2007 vest based on achievement of certain goals related to cumulative net revenue and cumulative operating income over a 2.75-year performance period ending with Fiscal Year 2010. The vesting date, should vesting occur, is January 25, 2010.

(3)	These NQs have a performance-based vesting schedule.

(a)

As an inducement to join the Company on April 3, 2006, Mr. Maheswaran was issued a performance-vesting stock option. The performance-vesting stock option is subject to vesting on each of the first six annual anniversaries of the grant date (April 3, 2007; April 3, 2008; April 3, 2009; April 3, 2010; April 3, 2011; and April 3, 2012) based on the Company’s annual earnings per share (“EPS”) growth as compared to an annual EPS growth of a peer group. EPS is determined by the Compensation Committee under generally accepted accounting principles (excluding charges and credits under SFAS 123(R) and extraordinary, non-recurring items). Annual EPS growth will be measured as of each vesting date based on the most recently completed four quarters for which the peer group companies have publicly disclosed their audited financial statements. On each vesting date, 25% of the shares subject to the option will vest if the Company’s annual EPS growth equals the peer group average, with linear interpolation to a maximum of 50% of the shares if the Company’s annual EPS growth ranks first among the peer group. No portion of the option will vest in any year for which the Company’s annual EPS growth is below the peer group average. To the extent vesting does not occur on any particular vesting date because the target described above is not achieved, the portion of the option that would have vested but for missing the target will be eligible to vest on future vesting dates if the target is then achieved. In no event will more than 50% of the shares subject to the option be eligible to vest on any vesting date.

The performance criteria were not met and, therefore, no portion of the option vested on the first vesting date (April 3, 2007). Thus, no portion of the performance-vesting option was exercisable at the end of fiscal year 2008. However, the performance criteria were met on the second vesting date (April 3, 2008), resulting in the vesting of the option with respect to 125,000 shares.

(b)	Mr. Kim was awarded an NQ on December 5, 2002 that provided for vesting on the last day of fiscal year 2007, subject to accelerated vesting upon the accomplishment of certain annual or cumulative net revenue targets for sales in Japan and Korea. 75% of the option vested early based on meeting the established criteria on a cumulative basis in fiscal year 2006.

(4)	These non-qualified stock options have a time-based vesting schedule and vest in approximately three or four equal annual installments on the anniversary date of the applicable grant, as indicated:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date
6/6/2007	6/6/2008	6/6/2009	6/6/2010	—
4/3/2006	4/3/2007	4/3/2008	4/3/2009	4/3/2010
9/29/2005	9/29/2006	9/29/2007	9/29/2008	9/29/2009
8/18/2004	8/18/2005	8/18/2006	8/18/2007	8/18/2008
5/20/2004	5/20/2005	5/20/2006	5/20/2007	5/20/2008
8/21/2003	8/21/2004	8/21/2005	8/21/2006	8/21/2007
8/29/2002	8/29/2003	8/29/2004	8/29/2005	8/29/2006
2/25/2002	2/25/2003	2/25/2004	2/25/2005	2/25/2006
10/3/2001	10/3/2002	10/3/2003	10/3/2004	10/3/2005
4/5/2001	4/5/2002	4/5/2003	4/5/2004	4/5/2005
12/22/2000	12/22/2001	12/22/2002	12/22/2003	12/22/2004
5/11/2000	5/11/2001	5/11/2002	5/11/2003	5/11/2004
8/4/1999	8/4/2000	8/4/2001	8/4/2002	—
5/3/1999	5/3/2000	5/3/2001	5/3/2002	—
2/18/1999	2/18/200	2/18/2001	2/18/2002	2/18/2003
4/16/1998	4/16/1999	4/16/2000	4/16/2001	—

(5)

As an inducement to join the Company on April 3, 2006, Mr. Maheswaran was issued a restricted stock award. The award is subject to a four-year vesting schedule. The award vested as to 25% of the shares on April 3, 2007 and, subject to Mr. Maheswaran’s continued employment, 1/16th of the total shares vest on the first business day of the eighth week of each fiscal quarter thereafter, so that all the shares will be vested approximately four years after the grant date. The specific dates for the vesting after the initial 25% vesting are as follows: June 18, 2007; September 17, 2007; December 17, 2007; March 17, 2008; June 16, 2008; September 15, 2008; December 15, 2008; March 16, 2009; June 15, 2009; September 14, 2009; December 14, 2009; and March 22, 2010.

(6)	The market value of restricted stock awards that is reported in Column (h) is computed by multiplying the number of shares of restricted stock reported in Column (g) by $12.44, the closing market price of our common stock on January 25, 2008, the last trading day of fiscal year 2007. Likewise, the market value of performance stock units reported in Column (j) is computed by multiplying the number of units reported in Column (i) by $12.44.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table identifies option awards that were exercised and restricted stock awards that vested during fiscal year 2008.

Option Exercises and Stock Vested in Fiscal Year 2008

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Mr. Maheswaran	—	—	43,750	$661,063
Mr. Chukwu	—	—	—	—
Mr. Kim	—	—	—	—
Mr. Pohlman	12,000	$160,680	—	—
Mr. Wilson	—	—	—	—

Nonqualified Deferred Compensation - Fiscal Year 2008

NEOs and other key employees may elect to receive some of their compensation on a deferred basis under the Company’s Executive Compensation Plan (also referred to as the “Deferred Compensation Plan”). Specifically, a participant may elect to defer up to 80% of his or her base salary and, beginning in fiscal year 2008 for incentive compensation to be paid in fiscal year 2009, performance-based compensation earned in a period of twelve months or more. As currently implemented, the Company matches, on a dollar for dollar basis, up to the first 20% of base salary deferred by the Chief Executive Officer and Chief Financial Officer, up to the first 15% of base salary deferred by participants at the Vice President level and up to the first 10% of base salary deferred by all other participants. No Company matching contributions will be provided on deferrals of incentive compensation. The Company reserves the right to change the Company contribution formula for future year and may make other contributions on a discretionary basis. No discretionary contributions were made for NEOs during fiscal year 2008.

Participants are always 100% vested in their deferrals and the earnings thereon. Matching contributions are credited each pay period, with each contribution separately vesting 25% per year beginning one year after the contribution. Subject to any accelerated vesting that may apply, unvested Company contributions will be forfeited upon a termination of a participant’s employment. Participants will become fully vested in their plan balances (see Note 2 to the table below) upon a termination of the plan, upon death or disability, upon attaining normal retirement age (10 years plan participation or age 59 with 5 years plan participation), or upon involuntary termination within 18 months of a change in control (as defined by the plan). None of the NEOs has attained normal retirement age, although Mr. Pohlman will do so on the plan’s fifth anniversary on January 1, 2009. The plan also provides for a death benefit, in an amount to be determined by the Committee, if a participant dies while employed.

A participant’s deferrals under the Deferred Compensation Plan (including earnings and matching contributions) are credited with investment gains and losses that mirror investments chosen by the participant from a selection of investment vehicles offered by the third-party plan provider. Amounts credited to participant accounts are not actually invested in these vehicles. The investment gain or loss (expressed as a percentage rate of return) for each of the investment options under the plan for the 12-month period ending January 31, 2008 ranged from -25.61% to 12.07%.

Amounts may generally be deferred until a specified date, death, disability or termination of employment. Participants may also elect upon initial enrollment to have their vested account balances distributed upon a change in control. At the participant’s election, deferrals will generally be paid in a lump sum or in annual installments over a period of up to 20 years. Withdrawals may be made for unforeseeable emergencies and some amounts (generally pre-2005 deferrals) may be withdrawn subject to a penalty.

The Company has purchased whole life insurance on the lives of certain current and former participants that is intended to cover a majority of the payments expected to be made under the plan. These policies are held by a grantor trust (“rabbi trust”). The following table presents information regarding activity in the Deferred Compensation Plan during Fiscal Year 2008 and also shows the total deferred amounts for the Named Executive Officers as of January 27, 2008, the end of Fiscal Year 2008.

NON-QUALIFIED DEFERRED COMPENSATION - FISCAL YEAR 2008

Name	Executive Contributions In Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (2)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Maheswaran	81,850	81,850	(20,438)	—	288,277
Mr. Chukwu	49,262	49,262	(7,885)	—	104,862
Mr. Kim	37,119	37,119	(40,129)	—	276,222
Mr. Pohlman	170,188	33,859	(37,024)	—	754,030
Mr. Wilson	33,859	33,859	(92,445)	—	297,062

(1)	All of the amounts reported as executive deferral contributions and Company contributions in Columns (b) and (c) above are also included in the appropriate columns of the “Summary Compensation Table - Fiscal Year 2008” above.

(2)	The amount of the Aggregate Balance at Last Fiscal Year End reported in Column (f) above includes vested amounts attributable to the NEO’s deferral contributions (and any earnings thereon) and both vested and unvested amounts attributable to the Company’s contributions (and any earnings thereon) as follows:

AGGREGATE BALANCE AT THE END OF FISCAL YEAR 2008

Name	Executive Contributions and Earnings Thereon (Vested) ($)	Company Contributions and Earnings Thereon (Vested) ($)	Total Vested Balance ($)	Company Contributions and Earnings Thereon (Unvested) ($)	Aggregate Balance at Last Fiscal Year End ($)
Mr. Maheswaran	144,139	17,191	161,330	126,947	288,277
Mr. Chukwu	52,440	1,667	54,107	50,755	104,862
Mr. Kim	138,111	52,477	190,588	85,634	276,222
Mr. Pohlman	617,907	53,888	671,795	82,235	754,030
Mr. Wilson	148,531	66,322	214,853	82,209	297,062

Potential Payments Upon Termination or Change in Control

This section describes the benefits that may become payable to Named Executive Officers in connection with certain terminations of employment and/or a change in control of the Company (as change in control is defined in the various documents giving rise to the benefits). These benefits arise from three sources:

•	Mr. Maheswaran’s March 8, 2006 offer letter, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 14, 2006 (“Offer Letter’”)

•	The 1998 Plan and award agreements and certificates issued thereunder

•	The Deferred Compensation Plan

Mr. Maheswaran’s Offer Letter

Mr. Maheswaran’s Offer Letter provides for certain benefits to be paid to him in connection with a termination of employment under the circumstances described below. These severance benefits are conditioned upon Mr. Maheswaran’s execution of a release of claims in favor of the Company and compliance with a one-year non-competition provision.

Pursuant to the Offer Letter, Mr. Maheswaran is entitled to receive the severance benefits set forth in the table below if the Company terminates his employment without “cause” (and not on account of death or disability) or if he terminates his employment for “good reason” within thirty days of the event that constitutes good reason. The severance benefits are enhanced if a without cause termination or a good reason termination occurs within 12 months following a “change in control”. “Cause”, “good reason” and “change in control” are defined in the Offer Letter.

Severance Benefits Provided by Mr. Maheswaran’s Offer Letter

Severance Benefits upon Certain Termination Events	Severance Benefits upon Certain Termination Events within 12 months following a Change in Control

• 12 months of base salary continuation	• 2 times annual base salary, in a lump sum

• up to 12 months continued medical, dental, life, and long-term disability insurance (or after-tax cash equivalent if not possible to maintain the coverage )(“welfare insurances”)	• up to 24 months continued welfare insurances

•       to the extent not already vested, vesting of an additional 25% of each of the outstanding equity awards granted on April 3, 2009 (“Inducement Awards”), with options vesting under this provision remaining exercisable for 90 days following termination of employment

• to the extent not already vested, full vesting of the Inducement Awards, with options vesting under this provision remaining exercisable for 90 days following termination of employment

• pro-rated target cash incentive award for the fiscal year of termination

• 2 times target cash incentive award, in a lump sum

•       if any payment upon change in control, stemming from the Offer Letter or otherwise, is subject to excise tax under Section 280G of the Internal Revenue Code (“Section 280G”), a tax gross-up payment so that the net amount of the payment, after taxes, is sufficient to pay the excise tax

The 1998 Plan and Awards Thereunder

Stock Options and Restricted Stock Awards. Outstanding non-qualified stock options and restricted stock will generally vest on an accelerated basis if, within 12 months following a “change in control”, the holder’s employment is terminated by the Company without cause or a “constructive termination” of the executive occurs (as those terms are defined in the 1998 Plan).

Performance Stock Units. If a termination of employment is as a result of death or “disability” (as defined in the award certificate), PSUs will continue to be eligible to vest following the termination of employment. However, any PSUs that would vest at the end of the performance period based on attainment of the performance criteria will be pro-rated based on the number of whole months of participation in the performance period before the death or disability.

In the event of (a) certain mergers or similar reorganizations under which the Company does not survive (or does not survive as a public company in respect of its common stock) or (b) a change in control, as defined in the award certificate, then, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the PSUs or the PSUs would otherwise continue in accordance with their terms, the performance period will terminate immediately prior to such event and the number of PSUs that vest will be determined based on achievement on the Company’s actual performance for the shortened performance period and after pro-rating the performance goals set forth in the award certificate to reflect the shortened performance period.

The Deferred Compensation Plan

Participants in the Deferred Compensation Plan, including the Named Executive Officers, may elect upon initial enrollment to have their vested account balances distributed upon a change in control. Participants become 100% vested in Company contributions upon the following termination events: death; disability, as defined by the plan; or involuntary termination of employment within eighteen months of a “change in control”, as defined by the plan. The Deferred Compensation Plan also provides for an additional death benefit, in an amount to be determined by the Compensation Committee, if a participant dies while employed.

Quantification of Payments upon Termination or Change in Control

As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to Named Executive Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on January 27, 2008, the last day of fiscal year 2008, and that the price per share of the Company’s common stock is $12.44, the closing price per share on January 25, 2008, the last trading day in fiscal year 2008.

Mr. Maheswaran. The table below sets forth potential benefits that Mr. Maheswaran would be entitled to receive upon termination of his employment in the various situations, including those outlined above.

Severance Benefits Payable to Mr. Maheswaran Assuming Termination Event on January 27, 2008

	Benefits per Offer Letter					Other Benefits

Reason for Termination	Base Salary	Non-Equity Incentives	Welfare Insurances	Vesting of Inducement Awards	Tax Gross-up	Vesting of Other Equity Awards	Vesting of Company Matching Contributions in Deferred Compensation Plan	Total
(a)	(b) $	(c) $	(d) $	(e) $ (1)	(f) $ (2)	(g) $ (3)	(h) $ (4)	(i) $
Voluntary resignation	—	—	—	—	—	—	—	—
Resignation for good reason	400,000	—	12,229	174,938	—	—	—	587,167
Termination without cause	400,000	—	12,229	174,938	—	—	—	587,167
Termination for cause	—	—	—	—	—	—	—	—
Death or Disability (5) (6)	—	—	—	—	—	—	126,947	126,947
Certain terminations following a change in control	800,000	1,500,000	24,458	699,750	—	248,800	126,947	3,399,955

(1)	The non-qualified stock options awarded to Mr. Maheswaran as an inducement to join the Company have an exercise price of $17.89. The closing market price of our common stock on January 25, 2008, the last trading day of fiscal year 2008, was $12.44. Accordingly, as none of the unvested inducement NQs are in-the-money, no value is attributed to the inducement NQs that would vest upon termination of Mr. Maheswaran’s employment. The amount shown in column (e) relates to the restricted stock that was awarded to Mr. Maheswaran as an inducement to join the Company.

(2)	For purposes of calculating the Section 280G excise tax, we have (i) assigned no value to the restrictive covenants regarding employment by, or consulting for, competitors and (ii) assumed that Mr. Maheswaran’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. Having met a safe harbor test, there is no excise tax under Section 280G and therefore no tax grossup. If we had assigned value to the restrictive covenants, the result would be the same.

(3)	Equity awards under the 1998 Plan.

Non-qualified stock options. Upon specified terminations in connection with a change of control, Mr. Maheswaran would be eligible to an immediate vesting of all outstanding unvested non-qualified stock options awarded under the 1998 Plan. All such unvested NQs held by Mr. Maheswaran have an exercise price greater than $12.44, the closing market price of the Company’s common stock on January 25, 2008, the last trading day of fiscal year 2008. Accordingly, no value is attributed to the NQs that would vest upon certain terminations of employment following a change in control.

Restricted stock. Upon specified terminations in connection with a change of control, Mr. Maheswaran would be eligible to an immediate vesting of all outstanding unvested restricted stock awarded under the 1998 Plan. The amount shown in column (g) relates to restricted stock awards granted under the 1998 Plan.

Performance stock units. In the event of death or disability, there will be a pro-rata vesting of any PSUs that would otherwise vest based on attainment of the performance criteria. No value is shown for the PSUs in event of death or disability, as neither the number of PSUs that would vest nor the Company’s stock price at the end of the performance period can be predicted.

In the event of merger, reorganization, or change in control in which the Compensation Committee has not made a provision for the substitution, assumption, exchange, continuation or settlement of the PSUs, the performance period will terminate immediately prior to such event and the number of PSUs that vest will be determined based on achievement on the Company’s actual performance for the shortened performance period and after pro-rating the performance goals set forth in the award certificate to reflect the shortened performance period. No value is shown for the PSUs in such event, as the Company’s actual performance over a shortened performance period ending on the last day of fiscal year 2008 would not meet the pro-rated performance goals.

(4)	Mr. Maheswaran has elected a lump sum in-service payout of his vested deferred compensation account balance upon a change in control. The amount shown in column (h) is the unvested Company contributions and earnings thereon that would vest and be paid upon certain termination events following a change in control. See Note 2 under “Nonqualified Deferred Compensation – Fiscal Year 2008” above.

(5)	Company provided group insurance, if any, is disregarded.

(6)	The Deferred Compensation Plan also provides for an additional death benefit, in an amount to be determined by the Compensation Committee, if a participant dies while employed.

Other Named Executive Officers. The table below sets forth potential benefits that Messrs. Chukwu, Kim, Pohlman and Wilson would be entitled to receive would be entitled to receive upon termination of his employment in various situations, including those outlined above.

Severance Benefits Payable to Other NEOs Assuming Termination Event on January 27, 2008

Reason for Termination	Vesting of Equity Awards	Vesting of Company Matching Contributions in Deferred Compensation Plan	Total
(a)	(b) $ (1)	(c) $ (2)	(d) $
Voluntary resignation
All other NEOs	—	—	—
Resignation for good reason
All other NEOs	—	—	—
Termination without cause
All other NEOs	—	—	—
Termination for cause
All other NEOs	—	—	—
Death or Disability (3) (4)
Mr. Chukwu	—	50,755	50,755
Mr. Kim	—	85,634	85,634
Mr. Pohlman	—	82,235	82,235
Mr. Wilson	—	82,209	82,209
Certain terminations following a change in control
Mr. Chukwu	559,800	50,755	610,555
Mr. Kim	497,600	85,634	583,234
Mr. Pohlman	155,500	82,235	237,735
Mr. Wilson	155,500	82,209	237,709

(1)	Non-qualified stock options. The outstanding unvested non-qualified stock options held by these NEOs have exercise prices that are greater than $12.44, the closing market price of the Company’s common stock on January 25, 2008, the last trading day of fiscal year 2008. Accordingly, no value is attributed to the NQs that would vest upon certain terminations of employment following a change in control.

Restricted stock. Upon specified terminations in connection with a change of control, the NEOs would be eligible to an immediate vesting of all outstanding unvested restricted stock awarded under the 1998 Plan. The amount shown in column (b) relates to restricted stock awards granted under the 1998 Plan.

Performance stock units. In the event of death or disability, there will be a pro-rata vesting of any PSUs that would otherwise vest based on attainment of the performance criteria. No value is shown for the PSUs in event of death or disability, as neither the number of PSUs that would vest nor the Company’s stock price at the end of the performance period can be predicted.

In the event of merger, reorganization, or change in control in which the Compensation Committee has not made a provision for the substitution, assumption, exchange, continuation or settlement of the PSUs, the performance period will terminate immediately prior to such event and the number of PSUs that vest will be determined based on achievement on the Company’s actual performance for the shortened performance period and after pro-rating the performance goals set forth in the award certificate to reflect the shortened performance period. No value is shown for the PSUs in such event, as the Company’s actual performance over a shortened performance period ending on the last day of fiscal year 2008 would not meet the pro-rated performance goals.

(2)	The following NEOs have elected to receive in-service payouts of their vested deferred compensation account balances upon a change in control: Mr. Chukwu (lump sum) and Mr. Kim (10 annual installments). The amount shown in column (c) is the unvested Company contributions and earnings thereon that would vest and be paid upon certain termination events following a change in control. See Note 2 under “Nonqualified Deferred Compensation – Fiscal Year 2008” above.

(3)	Company provided group insurance, if any, is disregarded.

(4)	The Deferred Compensation Plan also provides for an additional death benefit, in an amount to be determined by the Compensation Committee, if a participant dies while employed.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

•	reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 27, 2008 with the Company’s management;

•

discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended; and

•

received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended January 27, 2008 be included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted by THE AUDIT COMMITTEE

James P. Burra, Chair                    Bruce C. Edwards                    James T. Lindstrom

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

INDEPENDENT ACCOUNTANT FEES

In connection with the audit of our financial statements for the fiscal year ended January 27, 2008 and the fiscal year ended January 28, 2007, we entered into engagement letters with Ernst & Young LLP (“EY”) which set forth the terms for EYs performance of the audit services. The agreements provide for alternative dispute resolution. The following table sets forth the aggregate fees billed, or expected to be billed, by EY for the audit of our financial statements for fiscal years 2008 and 2007 and for other audit and non-audit services for those years:

	Fiscal Year 2008	Fiscal Year 2007
Audit Fees	$1,064,968	$3,172,170
Audit-Related Fees	0	0
Tax Fees	8,250	0
All Other Fees	0	0

Total	$1,073,218	$3,172,170

The amounts in the table include amounts paid to EY as reimbursement for out-of-pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non-US jurisdictions on the amount billed by EY.

During fiscal years 2007 and 2008, each new audit and non-audit engagement of EY was approved in advance by the Audit Committee, and none of those engagements made use of the de minimis exception contained in SEC rules. The Audit Committee has considered the nature and scope of the non-audit services provided by EY and has concluded that EY’s performance of these services is compatible with the auditor’s independence.

Audit Fees. This category includes fees for the audit of the Company’s financial statements for fiscal years 2008 and 2007, reviews of the financial statements included in the Company’s Form 10-Qs for those fiscal years, and the audit of internal control over financial reporting with respect to those fiscal years. For fiscal year 2007, the amount shown also includes $2,126,177 for services related to the review of our historical stock option practices, the audit of the restated financial statements included in our Form 10-K/A and the review of the restated prior period quarterly financial statements included in our FY 2007 Form 10-Qs.

This category also includes other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements and include services that generally can only be provided by the Company’s independent accountant, specifically pre-approved assistance with SEC filings and comment letters and with applying financial accounting principles to specific transactions, totaling approximately $47,000 in fiscal year 2008 and $0 in fiscal year 2007.

Tax Fees. For fiscal year 2008, this category consists of fees for assistance with transfer pricing. This engagement was pre-approved by the Audit Committee.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL

OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the firm for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chairman must report his pre-approval decisions to the Audit Committee at its next scheduled meeting. All engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chairman between meetings.

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

(Proposal Number 2)

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accountant for fiscal year 2009. Ernst & Young has served as the Company’s independent public accountant since June 2002, replacing Arthur Andersen LLP. Ratification of the independent registered accountant is not required by the Company’s Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. No determination has been made as to what action the Board would take if stockholders do not ratify the appointment.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NUMBER 2

APPROVAL OF THE SEMTECH CORPORATION

2008 LONG-TERM EQUITY INCENTIVE PLAN

(Proposal Number 3)

General

At the Annual Meeting, stockholders will be asked to approve the Semtech Corporation 2008 Long-Term Equity Incentive Plan (the “2008 Plan”), which was adopted, subject to stockholder approval, by the Board on March 24, 2008.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2008 Plan are an important attraction, retention and motivation tool for participants in the plan.

The Company currently maintains the Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated (the “1998 Plan”), and the Semtech Corporation Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan, as amended and restated (the “1999 Plan” and collectively, the “Prior Plans”). As of May 2, 2008, a total of 11,149,828 shares of the Company’s common stock were then subject to outstanding awards granted under the Prior Plans, and an additional 6,600,806 shares of the Company’s common stock were then available for new award grants under the Prior Plans. The Company’s outstanding options generally may not be transferred to third parties for value and do not include dividend equivalent rights.

The Board approved the 2008 Plan based, in part, on a belief that the number of shares currently available under the Prior Plans does not give the Company sufficient authority and flexibility to adequately provide for future incentives. If stockholders approve the 2008 Plan, no new awards will be granted under the Prior Plans after the Annual Meeting. In that case, the number of shares of the Company’s common stock that remain available for award grants under the Prior Plans immediately prior to the Annual Meeting will become available for award grants under the 2008 Plan. An additional 5,000,000 shares of the Company’s common stock will also be made available for award grants under the 2008 Plan, so that if stockholders approve the 2008 Plan, a maximum of 11,600,806 shares will initially be available for award grants under that plan. In addition, if stockholders approve the 2008 Plan, any shares of common stock subject to awards granted under the Prior Plans that expire, are cancelled, or otherwise terminate after the Annual Meeting will also be available for award grant purposes under the 2008 Plan.

If stockholders do not approve the 2008 Plan, the Company will have no further authority to grant awards under the 1998 Plan, which terminates on June 11, 2008, but will continue to have the authority to grant awards to employees other than executive officers under the 1999 Plan until it terminates on September 2, 2009. Approximately 2.9 million shares remain available under the 1999 Plan. If stockholders approve the 2008 Plan, the termination of our grant authority under the Prior Plans will not affect awards then outstanding under that plan.

Summary Description of the 2008 Long-Term Equity Incentive Plan

The principal terms of the 2008 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2008 Plan, which appears as Appendix D to this Proxy Statement.

Purpose. The purpose of the 2008 Plan is to promote the success of the Company and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration. Our Board or one or more committees appointed by our Board will administer the 2008 Plan. Our Board has delegated general administrative authority for the 2008 Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2008 Plan to another committee of directors. (The appropriate acting body, be it the Board, or a committee within its delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2008 Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2008 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•

to allow the purchase price of an award or shares of the Company’s common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing. In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2008 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.

Eligibility. Persons eligible to receive awards under the 2008 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 811 officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the Company’s 8 non-employee directors, are considered eligible under the 2008 Plan.

Authorized Shares; Limits on Awards. The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2008 Plan equals the sum of: (1) 5,000,000 shares, plus (2) the number of shares available for additional award grant purposes under the Prior Plans as of the date of the Annual Meeting and determined immediately prior to the termination of the authority to grant new awards under that plan as of the date of the Annual Meeting, plus (3) the number of any shares subject to stock options granted under the Prior Plans and outstanding as of the date of the Annual Meeting which expire, or for any reason are cancelled or terminated, after the date of the Annual Meeting without being exercised, plus (4) the number of any shares subject to restricted stock and restricted stock unit awards granted under the Prior Plans that are outstanding and unvested as of the date of the Annual Meeting which are forfeited, terminated, cancelled, or otherwise reacquired after the date of the Annual Meeting without having become vested. As of May 2, 2008, approximately 6.6 million shares were available for additional award grant purposes under the Prior Plans, and approximately 11.1 million shares were subject to awards then outstanding under the Prior Plans. As noted above, no additional awards will be granted under the Prior Plans if stockholders approve the 2008 Plan.

Shares issued in respect of any “full-value award” granted under the 2008 Plan will be counted against the share limit described in the preceding paragraph as 2.31 shares for every one share actually issued in connection with the award. For example, if the Company granted 100 shares of its common stock under the 2008 Plan, 231 shares would be charged against the share limit with respect to that award. For this purpose, a “full-value award” means any award granted under the plan other than a stock option or stock appreciation right.

The following other limits are also contained in the 2008 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 5,000,000 shares.

•	The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 1,000,000 shares.

•

“Performance-Based Awards” under Section 5.2 of the 2008 Plan are also subject to the following limits: Performance-Based Awards that are share-based (other than stock options and stock appreciation rights which are subject to the limitation noted above) and granted to a participant in any one calendar year will not exceed 1,000,000 shares and Performance-Based Awards payable only in cash and not related to shares and granted to a participant in any one calendar year will not provide for payment of more than $2,500,000.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2008 Plan. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2008 Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2008 Plan will again be available for subsequent awards under the 2008 Plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2008 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2008 Plan. In addition, the 2008 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2008 Plan. The Company may not increase the applicable share limits of the 2008 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The 2008 Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards pursuant to Section 5.2 of the 2008 Plan. The 2008 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is six years from the date of grant. An option may be either an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2008 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2008 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is six years from the date of grant.

The per share exercise price of an option or the per share base price of a stock appreciation right may, however, be less than the fair market value of a share of the Company’s common stock on the date of grant if the option or stock appreciation right will be treated as a full-value award under the share-counting rules for the 2008 Plan described above.

The other types of awards that may be granted under the 2008 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards granted consistent with Section 5.2 of the 2008 Plan as described below.

Performance-Based Awards. The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2008 Plan (including options and stock appreciation rights that may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Assumption and Termination of Awards. Generally, and subject to limited exceptions set forth in the 2008 Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, all awards then-outstanding under the 2008 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the Administrator provides for the assumption, substitution or other continuation of the award. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2008 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions. Subject to certain exceptions contained in Section 5.7 of the 2008 Plan, awards under the 2008 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and, with limited exceptions set forth in the 2008 Plan, are not made for value.

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2008 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. Except as expressly provided with respect to the termination of the authority to grant new awards under the Prior Plans if stockholders approve the 2008 Plan, the 2008 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2008 Plan. The Board may amend or terminate the 2008 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2008 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) Unless terminated earlier by the Board, the authority to grant new awards under the 2008 Plan will terminate on March 24, 2018. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards under the 2008 Plan

The U.S. federal income tax consequences of the 2008 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2008 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2008 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2008 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the company in certain circumstances.

Specific Benefits under the 2008 Long-Term Equity Incentive Plan

In June 2007, the Board approved the following equity award program as part of the compensation policy for Non-Employee Directors. See “Director Compensation Policy” earlier in this proxy statement. The equity awards are to be made from the 1998 Plan or any successor plan designated by the Board.

Initial Option Grant. Each Non-Employee Director who first joins the Board after June 14, 2007 (who was not immediately prior to joining the Board an employee of the Company or one of its subsidiaries) will receive an option to purchase 20,000 shares of the Company’s common stock upon his or her initial election or appointment to the Board. These options will vest in annual installments over the four-year period following the grant date beginning on the first anniversary of the grant date.

Semi-Annual Option Grants. On each January 1 and July 1, each Non-Employee Director then in office will receive an option to purchase 5,000 shares of the Company’s common stock. These options will vest in annual installments over the four-year period following the grant date, beginning on the first anniversary of the grant date. This is a continuation of a Company practice in effect for many years.

Annual Stock Unit Grant. On each July 1, each Non-Employee Director then in office will also receive an award of restricted stock units. The number of restricted stock units will be determined by dividing $70,000 by the closing price of the Company’s common stock on the grant date, rounded down to the nearest whole share. The restricted stock units will vest over the one-year period following the grant date. Vested restricted stock units will be paid in cash upon the termination of the Non-Employee Director’s service with the Company.

Assuming, as anticipated, that the Board designates the 2008 Plan as a successor to the 1998 Plan for purposes of the Director Compensation Policy, the awards expected to be made to the Non-Employee Directors under the 2008 Plan during its stated ten year term are as follows:

2008 Long-Term Equity Incentive Plan

Name and Position	Dollar Value	Number of Units
8 Non-Employee Directors
Initial option awards (1)		—
Semi-annual option awards		800,000
Annual award of restricted stock units	$5,600,000

(1)	No amount is shown for initial option grants, as the Company can not predict if or when a new Non-Employee Director might join the Board during the ten year term of the 2008 Plan.

Other than the awards to Non-Employee Directors described above, the Company has not approved any awards that are conditioned upon stockholder approval of the 2008 Plan. The Company is not currently considering any other specific award grants under the 2008 Plan other than as may be set forth in offer letters to prospective employees, if any, with start dates after early May 2008 who are not eligible to participate in the 1999 Plan. If the 2008 Plan had been in existence in fiscal year 2008, the Company expects that its award grants for fiscal year 2008 would not have been substantially different from those actually made in that year under the Prior Plans. For information regarding stock-based awards granted to the Company’s Named Executive Officers during fiscal year 2008, see the material under the heading “Executive Compensation” above.

The closing market price for a share of the Company’s common stock as of May 2, 2008 was $17.48 per share.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of January 27, 2008. This table reflects both the Prior Plans and plans under which options are outstanding but from which awards are no longer being made.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the issued column) (3) (4)
Equity compensation plans approved by security holders	7,232,053	$14.47	4,240,964
Equity compensation plans not approved by security holders (1) (2)	3,790,470	$19.78	2,795,442

Total	11,022,523	$16.30	7,036,406

(1)	1999 Plan. Equity compensation plans not approved by security holders include the 1999 Plan. The material features of the 1999 Plan are substantially similar to the material features of the 1998 Plan that was approved by shareholders. The 1999 Plan allows for the issuance of options for up to 8,000,000 shares of our common stock to non-directors and non-executive officers. This number has been adjusted for stock splits and under the terms of the plan, is subject to further adjustment in the event that the number of outstanding shares of our common stock are adjusted by reason of a stock split, stock dividend, or the like. Further, any shares granted under the plan that are forfeited back to the Company because of a failure to meet an award contingency or condition are available for delivery pursuant to new awards granted under the plan. All securities remaining available for future issuance under equity compensation plans not approved by security holders are related to the 1999 Plan.

(2)	Inducement Awards to CEO Maheswaran. Included in the outstanding options portion of equity compensation plans not approved by security holders are options that were awarded to CEO Maheswaran in April 2006. These awards were not granted under a stockholder-approved equity plan. Rather, in accordance with NASDAQ marketplace rules, the equity awards were approved by the Compensation Committee as an inducement material to Mr. Maheswaran’s entering into employment with the Company. These awards are administered by the Compensation Committee, which has authority to interpret the award provisions and make all required determinations under the awards. This authority includes making proportionate adjustments to the awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits.

Time-Vesting Stock Option. A time-vesting option for 250,000 shares of our common stock is subject to a four-year vesting schedule, with 25% of the stock option vesting on each of the first four anniversaries of the grant date, subject to Mr. Maheswaran’s continued employment. Once vested, the stock option will generally remain exercisable until its normal expiration date, the sixth anniversary of the grant date. However, vested stock options may terminate earlier in connection with a change in control transaction. Subject to any accelerated vesting that may apply in the circumstances (as described below), the unvested portion of the stock option will immediately terminate upon a termination of Mr. Maheswaran’s employment. In such circumstances, Mr. Maheswaran will generally have 90 days to exercise the vested portion of the stock option following the termination of employment. This period is extended to 12 months if the termination is on account of Mr. Maheswaran’s death or disability. In no event will Mr. Maheswaran be permitted to exercise the stock option after its normal expiration date. The stock option does not include any dividend or dividend equivalent rights.

Performance-Vesting Stock Option. A performance-vesting option for 250,000 shares of our common stock is subject to vesting on each of the first six annual anniversaries of the grant date based on the Company’s annual earnings per share (“EPS”) growth as compared to an annual EPS growth of a peer group. EPS is determined by the Compensation Committee under generally accepted accounting principles (excluding charges and credits under SFAS 123(R) and extraordinary, non-recurring items). The peer group, which will be subject to review by the Compensation Committee, initially consists of the following companies: Linear Technology Corp.; Maxim Integrated Products, Inc.; Intersil Corp.; Analog Devices, Inc.; Micrel Inc.; National Semiconductor Corp.; and Texas Instruments, Inc.

Annual EPS growth will be measured, as of each vesting date, based on the most recently completed four quarters for which the peer group companies have publicly disclosed their audited financial statements. On each vesting date, 25% of the shares subject to the option will vest if the Company’s annual EPS growth equals the peer group average, with linear interpolation to a maximum of 50% of the shares if the Company’s annual EPS growth ranks first among the peer group. No portion of the option will vest in any year for which the Company’s annual EPS growth is below the peer group average. To the extent vesting does not occur on any particular vesting date because the target described above is not achieved, the portion of the option that would have vested but for missing the target will be eligible to vest on future vesting dates if the target is then achieved. In no event will more than 50% of the shares subject to the option be eligible to vest on any vesting date.

Once vested, the stock option will generally remain exercisable until its normal expiration date, the sixth anniversary of the grant date. However, vested stock options may terminate earlier in connection with a change in control transaction. Subject to any accelerated vesting that may apply in the circumstances (as described below), the unvested portion of the stock option will immediately terminate upon a termination of Mr. Maheswaran’s employment. In such circumstances, Mr. Maheswaran will generally have 90 days to exercise the vested portion of the stock option following the termination of employment. This period is extended to one year if the termination is on account of Mr. Maheswaran’s death or disability. In no event will Mr. Maheswaran be permitted to exercise the stock option after its normal expiration date. The stock option does not include any dividend or dividend equivalent rights.

Under the terms of these awards, to the extent not already vested, an additional 25% of the total number of shares subject to each of the awards described above will become fully vested if Mr. Maheswaran’s employment is terminated by the Company without cause (and not on account of his death or disability) or he voluntarily terminates employment for good reason. “Cause” and “good reason” are defined in the applicable award agreements. In addition, the awards will become fully vested if, within 12 months following a change in control, Mr. Maheswaran’s employment is terminated by the Company without cause (and not on account of his death or disability) or he voluntarily terminates for good reason. Accelerated vesting under either of these scenarios is conditioned upon Mr. Maheswaran entering into a release of claims in favor of the Company and compliance for one year with restrictive covenants regarding employment by, or consulting for, competitors.

The foregoing summary of the terms of Mr. Maheswaran’s equity awards does not purport to be complete and is qualified in its entirety by the Equity Award Agreements that are Exhibits 10.2 and 10.3 to the Company’s Current Report on Form 8-K filed April 5, 2006.

(3)	No new awards will be granted under the Prior Plans if stockholders approve the 2008 Plan.

(4)	The table does not reflect the 5,000,000 additional shares that will be available under the 2008 Plan if Proposal 3 is approved by the stockholders.

Vote Required for Approval of the 2008 Long-Term Equity Incentive Plan

The Board believes that the adoption of the 2008 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board and all executive officers are eligible for awards under the 2008 Plan and thus have a personal interest in the approval of the 2008 Plan. Also see “Specific Benefits under the 2008 Long-Term Equity Incentive Plan” above.

The 2008 Long-Term Equity Incentive Plan will be approved if a majority of the votes present in person or by proxy and entitled to vote on the matter are voted in favor of the proposal. For additional information about voting and tabulation, including information regarding “broker non-votes” and abstentions, see the questions and answers at the beginning of this proxy statement.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3 TO APPROVE THE 2008 LONG-TERM EQUITY INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN APPENDIX D.

OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

APPENDIX A

CORPORATE GOVERNANCE GUIDELINES

1.	Role of the Board and Director Responsibilities. Except for matters requiring action by the stockholders, the Board of Directors is the ultimate decision-making body of the Company. Directors are expected to devote sufficient time to the Board and its committees to carry out their duties and responsibilities effectively. It is expected that each Director will be available to attend all meetings of the Board and any committees on which the Director serves, as well as the Company’s annual meeting of shareholders. Each Director is expected to take steps reasonably necessary to enable the Director to function effectively on the Board and Committees on which the Director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each Director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance and is expected to adhere to the Company’s Code of Conduct.

2.	CEO as Director. It is a long-standing Company practice for the Chief Executive Officer to serve on the Board. In addition, the current Chief Executive Officer’s offer letter provides that he may terminate his employment with the Company and be entitled to severance benefits if the Company fails to nominate him to stand for election as a Director for so long as he is its Chief Executive Officer and an incumbent Director, unless such nomination is prohibited by law or by any applicable listing standard.

3.	Selection of Chairman. The Board annually appoints a Chairman and a Vice Chairman. All Directors, including the Chief Executive Officer, are eligible to serve as Chairman. If a non-independent Director is selected as Chairman, a Vice Chairman selected from among the independent directors will preside over all meetings at which the Chairman is not present, including executive sessions of the independent Directors. Currently, both the Chairman and Vice Chairman are independent Directors.

4.	Board Size. The Nominating and Governance Committee considers and make recommendations to the Board concerning the size of the Board.

5.	Director Independence. The Company’s policy is that the Board consist of a majority of independent Directors. With the Nominating and Governance Committee taking the lead, the Board assesses each Director candidate with respect to independence as defined by relevant Securities and Exchange Commission and Nasdaq Stock Market rules. Relevant facts and circumstances are considered to determine if there are any interests that would materially impair a candidate’s ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders

6.	Selection of Candidates for Director. The Company seeks to promote an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender, and ethnicity. The Board has adopted a Director Nominations Policy that provides, among other things, that following criteria are to be used in identifying and evaluating candidates for the Board:

•	Integrity

•	Absence of Conflicts of Interest

•	Ability to represent all shareholders fairly and equally

•	Demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor

•	Sound judgment, borne of management or policy-making experience that demonstrates an ability to function effectively in an oversight role

•

Appreciation of major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance

•	Available Time (see below regarding Director Service on Other Boards)

In addition to the threshold criteria listed above, the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate's credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances are also considered. The initial assessment of candidates is made by the Nominating and Governance Committee, with the final selection being made by the full Board. The Director Nominations Policy, which includes procedures governing shareholder nominations of director candidates, is posted on the Company’s website.

7.	Director Retirement and Term Limits. The Company does not have a policy establishing term limits or a mandatory retirement age for Directors. The Board believes that continuing service of qualified incumbents promotes stability and continuity, contributing to the Board's ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company's affairs that its Directors have accumulated during their tenure. Accordingly, it is the general policy of the Company to re-nominate qualified incumbent directors.

8.	Director Service on Other Boards. The Board believes that service on the boards of other companies, and of civic and charitable organizations, enhances the experience and perspective of Directors. However, Directors are encouraged to limit the number of other boards on which they serve, in order to avoid the possibility of time or business conflicts and to maximize their participation and effectiveness on the Board.

Directors are expected to advise the Company in advance of accepting an invitation to serve on the board of another public company or any assignment to the audit committee or compensation committee of the board of any public company.

To ensure that all members of the Board have sufficient time to devote proper attention to their responsibilities to the Company, Directors are subject to the following limitations unless the Board determines that simultaneous service on additional boards would not impair the Director’s ability to serve effectively on the Company’s Board:

•	Directors who are executive officers of the Company may serve on the boards of no more than two other public or private companies with the approval of the Board

•	Directors who are chief executive officers or senior executives of public corporations or large non-profit entities may serve on the Boards of no more than three other public companies

•	All other Directors may serve on the boards of no more than four other public companies

The Nominating and Governance Committee takes into account the nature and time involved in serving on other boards when assessing director candidates.

9.	Voting for Directors. In accordance with the Company’s Bylaws, Directors are elected by the vote of a plurality of the votes cast. That is, at each election the persons receiving the greatest number of votes, up to the number of directors then to be elected, are the persons then elected as Directors. The Company’s Bylaws also provide for the filling of vacancies, generally by vote of the majority of the remaining Directors.

10.	Annual Meeting Attendance. All Board members are expected to attend the Annual Meeting of Stockholders unless health, family or other important personal matters prohibit such attendance.

11.	Change in Director Occupation. A Director who experiences a change in principal occupation or business association shall promptly notify the Chairman or Vice Chairman of the Board. The Nominating and Governance Committee will review the circumstances surrounding the change and will recommend to the Board the action to be taken, if any.

12.	Director Compensation. The Compensation Committee from time to time reviews and makes recommendations to the Board with respect to compensation of the non-employee members of the Board. Compensation for non-employee Directors was last adjusted in June 2007, at which time the Directors were moved from all equity-based compensation (stock options) to a mix of cash, stock options, and restricted stock units.

13.	Ownership Requirements. The Board has not established a required level of stock ownership for Directors. However, beginning on July 1, 2007 and on each July 1 thereafter, each non-employee Director then in office will receive an award of restricted stock units (RSUs). The number of RSUs will be determined by dividing $70,000 by the closing price of the Company’s common stock on the grant date, rounded down to the nearest whole share. The RSUs will vest over the one -year period following the grant date. Vested RSUs will be paid in cash upon the termination of the director’s service with the Company.

14.	Director Orientation and Continuing Education. An orientation program is provided for new Directors and the Company periodically allocates Board meeting time to receive updates on corporate governance issues, including legal and regulatory changes and “best practices”. The Company provides each Director with membership in the National Association of Corporate Directors and each Director is required to attend, at the Company’s expense, an accredited director education program at least once every two years. More frequent education on relevant topics is encouraged.

15.	Executive Sessions. An executive session (meeting of the independent Directors without management present) is generally held after each regularly scheduled Board meeting. The executive sessions are chaired by the Chairman of the Board, or the Vice Chairman if the Chairman in not independent, and include such topics as the independent Directors determine. The executive sessions are followed by a discussion among one or more of the independent directors and the Chief Executive Officer.

16.	Committees. The Nominating and Governance Committee considers and make recommendations to the Board concerning the number and nature of the Board’s committees, member assignments and rotation, and committee chairs. Standing committee assignments and designations of committee chairs are made annually by a vote of the Board at the organizational meeting of Directors held in conjunction with the Annual Meeting of Stockholders.

The Board currently has a standing Audit Committee, Compensation Committee, Finance Committee, and Nominating and Governance Committee. The Board has adopted a written charter for each standing committee. The charters, which are posted on the Company’s website, include membership criteria and authorities and responsibilities. The Charters of the Audit Committee, Compensation Committee, and Nominating and Governance Committee require members to be independent Directors. Each Director is expected to contribute significantly to the work of the Committees on which he serves.

From time to time the Board may also establish special committees.

17.	Board and Committee Meetings and Agendas. The Company’s practice is to establish the calendar of regular Board and Committee meetings at least one year in advance. Agendas are set on a cooperative basis by the relevant Chair, the Chief Executive Officer, the Chief Financial Officer, and the Company Secretary. Any Director may make suggestions as to agenda items.

18.	Materials for Board and Committee Meetings. Materials related to agenda items are generally provided in advance of meetings by posting on the Board’s web portal. Some information may be distributed at the meeting.

19.	Attendance of Non-members at Board and Committee Meetings. Members of senior management routinely attend meetings to present information and participate in discussions of matters in their area of responsibility. From time to time outside advisors or other third parties attend by invitation. All Committee meetings are open to all interested Directors.

20.	Director Access to Management and Independent Advisors. The Board and each of its standing and special committees is authorized to (i) have full and unrestricted access to all personnel, records, operations, properties, and other information and resources of the Company as required to discharge its duties and responsibilities properly, and (ii) direct and supervise an investigation into any matter within the scope of its duties. The Board and each of its standing and special committees also has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. The Company provides for the appropriate funding, as determined by the Board or committee, for payment of (i) compensation to any such counsel and other advisors it engages and (iii) ordinary administrative expenses necessary or appropriate in carrying out its duties.

The selection of compensation consultants who will advise the Compensation Committee, as well as the compensation and other terms of any engagement of such consultants, are subject to the approval of the Compensation Committee. Once a consultant has been selected, management is authorized, on behalf of the Company, to enter into an engagement letter with such consultant on the terms approved by the Compensation Committee. As to any such consultant that has been so engaged, management must notify the Compensation Committee in advance of any proposed engagement of that consultant by management or by the Company generally as to work that exceeds the scope of the engagement approved by the Compensation Committee.

21.	Board and Committee Self-Evaluation. The Nominating and Governance Committee at least annually reviews, discusses and assesses the performance and effectiveness of the Board and the individual directors and make relevant recommendations to the Board. Each Committee conducts an annual self-evaluation. The Nominating and Governance Committee considers the self-evaluations of the other Committees and evaluates the need for any restructuring of the committees.

22.	Evaluation of Chief Executive Officer. The Compensation Committee at least annually reviews and approves goals and objectives for the Chief Executive Officer and evaluates the Chief Executive Officer’s performance against those goals and objectives. The Compensation Committee seeks and considers input from the other Directors with respect to the Chief Executive Officer’s annual and long-term performance goals and the Chief Executive Officer’s performance.

23.	Succession Planning. The Compensation Committee is responsible for reviewing the management development programs and succession plans presented by the Chief Executive Officer and the Vice President of Human Resources. The Chief Executive Officer is selected by the Board.

24.	Communication with Stakeholders. Management has the primary responsibility to communicate with investors, the press, employees, customers, suppliers, and other constituencies.

A process for security holders to send communications to the Board, including procedures for collecting, organizing, and otherwise handling such communications, has been adopted by a majority of the independent members of the Board. Security holders may communicate with the Board, or any Committee or Director, about Company business by writing to such party in care of the Company Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012-8790. Security holders are encouraged to include evidence of their holdings with their communications.

In addition, the Nominating and Governance Committee has established procedures for shareholders to nominate candidates for the Board and the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

25.	Review of Corporate Governance Principles. The Nominating and Governance Committee is responsible for developing, overseeing the effectiveness of, periodically reviewing, and recommending to the Board changes to the Company’s corporate governance guidelines.

APPENDIX B

SEMTECH CORPORATION

DIRECTOR NOMINATIONS POLICY

The following policy sets forth the procedures and criteria used by the Nominating Committee of the Board of Directors (the “Committee”) of Semtech Corporation (the “Company”) in the identification, evaluation and recommendation of director nominees.

A.	The Committee will observe the following procedures in identifying and evaluating candidates for the Board:

1.	The Committee shall consider that continuing service of qualified incumbents promotes stability and continuity, contributing to the Board's ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company's affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees shall reflect the Company's practice of re-nominating incumbent directors who (a) continue to satisfy the criteria for membership on the Board, (b) the Committee believes to continue to make worthwhile contributions to the Board and (c) consent to continue to serve on the Board.

2.	The Committee will evaluate the qualifications and performance of the incumbent directors that desire to continue their service by:

•	considering if the director continues to satisfy the minimum qualifications for director candidates;

•	assessing the performance of the director during the preceding term;

•	considering the efforts made by the director to attend accredited director education events and otherwise keep informed regarding principles and practices of sound corporate governance and

•	determining whether there exist any special, countervailing considerations against re-nomination of the director.

3.	If the Committee determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term and the Committee finds no reason, including considerations relating to the composition and functional needs of the Board as a whole, why the incumbent should not be re-nominated, then the Committee will propose the incumbent director for re-election.

4.	The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board.

5.	The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also engage a professional search firm to assist in identifying qualified candidates.

6.	As to each recommended candidate that the Committee believes merits consideration, the Committee will:

•

assemble information on the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company's proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;

•	determine if the candidate satisfies the minimum qualifications;

•	determine if the candidate possesses any of the specific qualities or skills that must be possessed by one or more members of the Board by law or listing regulation;

•	consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and

•	consider the extent to which the membership of the candidate on the Board will promote diversity among the directors.

7.	It is appropriate for the Committee, in its discretion, to solicit the views of the Chief Executive Officer, other members of the Company's senior management, and other members of the Board regarding the qualifications and suitability of candidates.

8.	In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate.

9.	Based on all available information and relevant considerations, the Committee will select a candidate who in its view is most suited for membership on the Board.

10.	In making its selection, the Committee will evaluate candidates proposed by shareholders under criteria similar to the evaluation of other candidates, except that the Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of the Company and whether the recommending shareholder intends to continue holding that interest at least through the time of the annual meeting.

11.	The Committee shall maintain appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

B	The Committee will use the following criteria in identifying and evaluating candidates for the Board, as the Board believes that its members must posses certain basic personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of the management of the Company, and monitor the Company's adherence to principles of sound corporate governance:

All persons nominated to serve as a director of the Company should possess the minimum qualifications described below. These are only threshold criteria, and the Committee should also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate's credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

1.	Integrity. All candidates must be individuals of personal integrity and ethical character.

2.	Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

3.	Fair and Equal Representation. Candidates must be able to represent fairly and equally all shareholders of the Company without favoring or advancing any particular shareholder or other constituency of the Company.

4.	Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor.

5.	Oversight. Candidates are expected to have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

6.	Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

7.	Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company's annual meeting of shareholders. In this regard, the following limitations are imposed on the Company’s directors:

•	Directors who are executive officers of the Company may serve on the boards of no more than two other public or private companies with the approval of the Board;

•	Directors who are chief executive officers or senior executives of public corporations or large non-profit entities may serve on the Boards of no more than three other public companies; and

•	All other Directors may serve on the boards of no more than four other public companies

8.	Limited Exceptions. Under exceptional and limited circumstances, the Committee may approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of the Company and its shareholders.

9.	Additional Qualifications. In approving candidates for election as director, the Committee will also assure that:

•	at least a majority of the directors serving at any time on the Board are independent, as defined by the relevant Securities and Exchange Commission (“SEC”) and Nasdaq Stock Market (“Nasdaq”) rules;

•	at least three of the directors satisfy the financial literacy requirements required for service on the audit committee under Nasdaq rules;

•	at least one of the directors qualifies as an audit committee financial expert under SEC rules;

•	at least some of the independent directors have experience as senior executives of a public or substantial private company; and

•	at least some of the independent directors have general familiarity with an industry or industries in which the Company conducts a substantial portion of its business or in related industries.

10.	Diversity. The Committee will seek to promote an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender, and ethnicity.

C.	The Committee will fully and fairly consider, in the same manner in which it considers any other candidate for Board membership, any candidate submitted by a shareholder that adheres to the following procedure, provided however, that in evaluating shareholder-recommended nominees the Committee may consider the size and duration of the recommending shareholder’s equity interest in the Company and whether the recommending shareholder intends to continue holding that interest at least through the time of the annual meeting:

1.	Manner and Address for Submission. All shareholder nominating recommendations must be in writing, addressed to the Company in care of the Secretary at the Company's headquarters. Submissions must be made by certified mail or commercial courier service (Federal Express, for example). Hand delivered or emailed submissions will not be considered.

2.	Information Concerning the Recommending Shareholders. A nominating recommendation must be accompanied by the following information concerning each recommending shareholder:

•	The name and address, including telephone number, of the recommending shareholder;

•	The number of the Company's shares owned by the recommending shareholder and the time period for which such shares have been held;

•

If the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held; and

•	A statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of the Company's next annual meeting of shareholders.

3.	Information Concerning the Proposed Nominee. A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee's ownership of securities of the Company); and

•

the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of a specified limit and certain other types of business relationships with the Company).

4.	Relationships Between the Proposed Nominee and the Recommending Shareholder. The nominating recommendation must describe all relationships between the proposed nominee and the recommending shareholder and any agreements or understandings between the recommending shareholder and the nominee regarding the nomination.

5.	Other Relationships of the Proposed Nominee. The nominating recommendation shall describe all relationships between the proposed nominee and any of the Company's competitors, customers, suppliers, or other persons with special interests regarding the Company.

6.	Qualifications of the Proposed Nominee. The recommending shareholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Company for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company.

7.	Ability to Represent All Shareholders. The recommending shareholder must state whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Company.

8.	Consent to be interviewed and, if nominated and elected, to serve. The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending shareholder must furnish the proposed nominee's contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.

9.	Timing for Submissions Regarding Nominees for Election at Annual Meetings. A shareholder (or group of shareholders) wishing to submit a nominating recommendation for an annual meeting of shareholders must ensure that it is received by the Company, as provided above, not later than 90 calendar days prior to the first anniversary of the date of the annual meeting of shareholders. In the event that no annual meeting of shareholders was held in the prior year or the annual meeting of shareholders for the current year is called for a date that is not within 30 calendar days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission of a recommendation will be considered timely if it is submitted by the close of business 10 calendar days following the sooner of the day on which notice of the annual meeting of the shareholders for the current year was either mailed or disclosed publicly.

10.	Shareholder Groups. If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group.

Feb 2005

revised Mar 2008

APPENDIX C

SEMTECH CORPORATION

OUTSTANDING OPTIONS HELD BY NON-EMPLOYEE DIRECTORS AT MAY 2, 2008

Set forth below are details of the outstanding stock options held by the Non-Employee Directors as of May 2, 2008. The information presented indicates the expiration date of the stock options, including those that will expire within the next twelve months. The Company anticipates that some or all of these stock options may be exercised and the related shares sold consistent with SEC Rule 144.

Non-Employee Directors — Options Outstanding at May 2, 2008

Name/Grant Date	Expiration Date	Option Price	Vested	Unvested	Total
Chairman Hankin
7/1/1998	7/1/2008	$4.4219	28,000	0	28,000
7/15/1998	7/15/2008	$3.0313	197,940	0	197,940
1/1/1999	1/1/2009	$8.9688	20,000	0	20,000
7/1/1999	7/1/2009	$13.0313	20,000	0	20,000
1/1/2000	1/1/2010	$26.0625	10,000	0	10,000
7/1/2000	7/1/2010	$38.2500	10,000	0	10,000
1/1/2001	12/22/2010	$22.0630	5,000	0	5,000
7/1/2001	7/1/2011	$30.0000	5,000	0	5,000
1/1/2002	1/1/2012	$35.6900	5,000	0	5,000
7/1/2002	7/1/2012	$26.7000	5,000	0	5,000
12/5/2002	12/5/2012	$13.0300	36,837	9,210	46,047
1/1/2003	1/1/2013	$10.9400	5,000	0	5,000
7/1/2003	7/1/2013	$14.2500	5,000	0	5,000
1/1/2004	1/1/2014	$22.7600	5,000	0	5,000
7/1/2004	7/1/2014	$23.5400	3,750	1,250	5,000
1/1/2005	1/1/2015	$21.8400	3,750	1,250	5,000
7/1/2005	7/1/2015	$16.6500	2,500	2,500	5,000
1/1/2006	1/1/2016	$18.2600	2,500	2,500	5,000
7/1/2006	7/1/2012	$14.4500	1,250	3,750	5,000
1/1/2007	1/1/2013	$13.2300	1,250	3,750	5,000
7/1/2007	7/1/2013	$17.6100	0	5,000	5,000
1/1/2008	1/1/2014	$14.7500	0	5,000	5,000

			372,777	34,210	406,987

Non-Employee Directors — Options Outstanding at May 2, 2008

Name/Grant Date	Expiration Date	Option Price	Vested	Unvested	Total
Vice Chairman Burra
7/15/1998	7/15/2008	$3.0313	50,000	0	50,000
1/1/1999	1/1/2009	$8.9688	20,000	0	20,000
7/1/1999	7/1/2009	$13.0313	20,000	0	20,000
1/1/2000	1/1/2010	$26.0625	10,000	0	10,000
7/1/2000	7/1/2010	$38.2500	10,000	0	10,000
1/1/2001	12/22/2010	$22.0630	5,000	0	5,000
7/1/2001	7/1/2011	$30.0000	5,000	0	5,000
1/1/2002	1/1/2012	$35.6900	5,000	0	5,000
7/1/2002	7/1/2012	$26.7000	5,000	0	5,000
12/5/2002	12/5/2012	$13.0300	24,558	6,140	30,698
1/1/2003	1/1/2013	$10.9400	5,000	0	5,000
7/1/2003	7/1/2013	$14.2500	5,000	0	5,000
1/1/2004	1/1/2014	$22.7600	5,000	0	5,000
7/1/2004	7/1/2014	$23.5400	3,750	1,250	5,000
1/1/2005	1/1/2015	$21.8400	3,750	1,250	5,000
7/1/2005	7/1/2015	$16.6500	2,500	2,500	5,000
1/1/2006	1/1/2016	$18.2600	2,500	2,500	5,000
7/1/2006	7/1/2012	$14.4500	1,250	3,750	5,000
1/1/2007	1/1/2013	$13.2300	1,250	3,750	5,000
7/1/2007	7/1/2013	$17.6100	0	5,000	5,000
1/1/2008	1/1/2014	$17.7500	0	5,000	5,000

			184,558	31,140	215,698

Director Antle
12/5/2002	12/5/2012	$13.0300	24,558	6,140	30,698
12/5/2002	12/5/2012	$13.0300	10,000	0	10,000
1/1/2003	1/1/2013	$10.9400	5,000	0	5,000
7/1/2003	7/1/2013	$14.2500	5,000	0	5,000
1/1/2004	1/1/2014	$22.7600	5,000	0	5,000
7/1/2004	7/1/2014	$23.5400	3,750	1,250	5,000
1/1/2005	1/1/2015	$21.8400	3,750	1,250	5,000
7/1/2005	7/1/2015	$16.6500	2,500	2,500	5,000
1/1/2006	1/1/2016	$18.2600	2,500	2,500	5,000
7/1/2006	7/1/2012	$14.4500	1,250	3,750	5,000
1/1/2007	1/1/2013	$13.2300	1,250	3,750	5,000
7/1/2007	7/1/2013	$17.6100	0	5,000	5,000
1/1/2008	1/1/2014	$14.7500	0	5,000	5,000

			64,558	31,140	95,698

Director Baker
1/1/2007	1/1/2013	$13.2300	1,250	3,750	5,000
6/6/2007	6/6/2013	$16.1400	0	10,000	10,000
7/1/2007	7/1/2013	$17.6100	0	5,000	5,000
1/1/2008	1/1/2014	$14.7500	0	5,000	5,000

			1,250	23,750	25,000

Non-Employee Directors — Options Outstanding at May 2, 2008

Name/Grant Date	Expiration Date	Option Price	Vested	Unvested	Total
Director Edwards
1/1/2007	1/1/2013	$13.2300	1,250	3,750	5,000
6/6/2007	6/6/2013	$16.1400	0	10,000	10,000
7/1/2007	7/1/2013	$17.6100	0	5,000	5,000
1/1/2008	1/1/2014	$14.7500	0	5,000	5,000

			1,250	23,750	25,000

Director Lindstrom
12/5/2002	12/5/2012	$13.0300	24,558	6,140	30,698
12/5/2002	12/5/2012	$13.0300	10,000	0	10,000
1/1/2003	1/1/2013	$10.9400	5,000	0	5,000
7/1/2003	7/1/2013	$14.2500	5,000	0	5,000
1/1/2004	1/1/2014	$22.7600	5,000	0	5,000
7/1/2004	7/1/2014	$23.5400	3,750	1,250	5,000
1/1/2005	1/1/2015	$21.8400	3,750	1,250	5,000
7/1/2005	7/1/2015	$16.6500	2,500	2,500	5,000
1/1/2006	1/1/2016	$18.2600	2,500	2,500	5,000
7/1/2006	7/1/2012	$14.4500	1,250	3,750	5,000
1/1/2007	1/1/2013	$13.2300	1,250	3,750	5,000
7/1/2007	7/1/2013	$17.6100	0	5,000	5,000
1/1/2008	1/1/2014	$14.7500	0	5,000	5,000

			64,558	31,140	95,698

Director Piotrowski
12/5/2002	12/5/2012	$13.0300	24,558	6,140	30,698
12/5/2002	12/5/2012	$13.0300	7,500	0	7,500
1/1/2003	1/1/2013	$10.9400	1,750	0	1,750
7/1/2003	7/1/2013	$14.2500	5,000	0	5,000
1/1/2004	1/1/2014	$22.7600	5,000	0	5,000
7/1/2004	7/1/2014	$23.5400	3,750	1,250	5,000
1/1/2005	1/1/2015	$21.8400	3,750	1,250	5,000
7/1/2005	7/1/2015	$16.6500	2,500	2,500	5,000
1/1/2006	1/1/2016	$18.2600	2,500	2,500	5,000
7/1/2006	7/1/2012	$14.4500	1,250	3,750	5,000
1/1/2007	1/1/2013	$13.2300	1,250	3,750	5,000
7/1/2007	7/1/2013	$17.6100	0	5,000	5,000
1/1/2008	1/1/2014	$14.7500	0	5,000	5,000

			58,808	31,140	89,948

Non-Employee Directors — Options Outstanding at May 2, 2008

Name/Grant Date	Expiration Date	Option Price	Vested	Unvested	Total
Director Schraith
7/15/1998	7/15/2008	$3.0313	101,960	0	101,960
1/1/1999	1/1/2009	$8.9688	20,000	0	20,000
7/1/1999	7/1/2009	$13.0313	20,000	0	20,000
1/1/2000	1/1/2010	$26.0625	10,000	0	10,000
7/1/2000	7/1/2010	$38.2500	10,000	0	10,000
1/1/2001	12/22/2010	$22.0630	5,000	0	5,000
7/1/2001	7/1/2011	$30.0000	5,000	0	5,000
1/1/2002	1/1/2012	$35.6900	5,000	0	5,000
7/1/2002	7/1/2012	$26.7000	5,000	0	5,000
12/5/2002	12/5/2012	$13.0300	24,558	6,140	30,698
1/1/2003	1/1/2013	$10.9400	5,000	0	5,000
7/1/2003	7/1/2013	$14.2500	5,000	0	5,000
1/1/2004	1/1/2014	$22.7600	5,000	0	5,000
7/1/2004	7/1/2014	$23.5400	3,750	1,250	5,000
1/1/2005	1/1/2015	$21.8400	3,750	1,250	5,000
7/1/2005	7/1/2015	$16.6500	2,500	2,500	5,000
1/1/2006	1/1/2016	$18.2600	2,500	2,500	5,000
7/1/2006	7/1/2012	$14.4500	1,250	3,750	5,000
1/1/2007	1/1/2013	$13.2300	1,250	3,750	5,000
7/1/2007	7/1/2013	$17.6100	0	5,000	5,000
1/1/2008	1/1/2014	$14.7500	0	5,000	5,000

			236,518	31,140	267,658

APPENDIX D

SEMTECH CORPORATION

2008 LONG-TERM EQUITY INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Semtech Corporation 2008 Long-Term Equity Incentive Plan (this “Plan”) of Semtech Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee, within the authority delegated to that committee), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum six-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	amend awards within the maximum parameters of this Plan, subject to any consent required under Section 8.6;

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration, provided, however, that in no case without stockholder approval shall the Corporation effect a “repricing” of a stock option or stock appreciation right granted under this Plan by purchasing the option or stock appreciation right at a time when the exercise or base price of the award is greater than the fair market value of a share of Common Stock; and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined;

provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by stockholders) shall any adjustment or amendment of an outstanding stock option or stock appreciation right constitute a repricing (by amendment, substitution, cancellation and regrant, exchange or other means) of the per share exercise or base price, as applicable, of the award.

3.3	Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1. The Corporation may deliver Common Stock that is shares of the Corporation’s authorized but unissued Common Stock or any shares of its Common Stock held as treasury shares or any combination thereof.

4.2	Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)	5,000,000 shares of Common Stock, plus

(2)	the number of shares of Common Stock available for additional award grant purposes under the Corporation’s Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated, and the Semtech Corporation Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan, as amended and restated (collectively, the “Prior Plans”) as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) and determined immediately prior to the termination of the authority to grant new awards under the Prior Plans as of the Stockholder Approval Date (or, if the Prior Plan terminated prior to the Stockholder Approval Date, the date of termination of the applicable Prior Plan), plus

(3)	the number of any shares subject to stock options granted under the Prior Plans and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus

(4)	the number of any shares subject to restricted stock and restricted stock unit awards granted under the Prior Plans that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested.

Shares issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the foregoing Share Limit as 2.31 shares for every one share actually issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 231 shares shall be charged against the Share Limit in connection with that award). For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant.

The following limits also apply with respect to awards granted under this Plan:

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 5,000,000 shares.

(b)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 1,000,000 shares.

(c)	Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3	Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, only the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan. To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan. Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4

Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The

Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5.	AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be six (6) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option (with such fair market value determined in accordance with Section 5.6). When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be six (6) years.

5.1.4 Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards granted consistent with Section 5.2 below.

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees (“Qualifying Options” and “Qualifying SARS,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

5.2.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than Qualifying

Options and Qualifying SARs, and other than cash awards covered by the following sentence) that are granted to any one participant in any one calendar year shall not exceed 1,000,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed $2,500,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan.

5.3	Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6	Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last price (in regular trading) for a share of Common Stock as furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through the NASDAQ Global Select Market (the “Global Market”) for the date in question or, if no sales of Common Stock were reported by the NASD on the Global Market on that date, the last price (in regular trading) for a share of Common Stock as furnished by the NASD through the Global Market for the next succeeding day on which sales of Common Stock were reported by the NASD. If the Common Stock is no longer listed or is no longer actively traded on the Global Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.

5.7	Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a qualified domestic relations order if approved or ratified by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator. A stock option or stock appreciation right may be granted under such a sub-plan that has a maximum term longer than six (6) years, provided that any shares issued in respect of such an award with a maximum term longer than six (6) years shall count against the applicable share limits of this Plan as a Full-Value Award. The Administrator may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2	Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2

Corporate Transactions - Assumption and Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Corporation; a sale of all or substantially all the business, stock or assets of the Corporation; a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) subject to Section 7.4 and unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested,              all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of the award if an event giving rise to an acceleration does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3	Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 and/or 7.4 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.4

Golden Parachute Limitation. Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall any award or payment be accelerated under this Plan to an extent or in a manner so that such award or payment, together with any other compensation and benefits provided to, or for the benefit of, the participant under any other plan or agreement of the Corporation or any of its Subsidiaries, would not be fully deductible by the Corporation or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code. If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the participant may by written notice to the Corporation designate the order in which such parachute payments will be reduced or modified so that the Corporation or one of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code. Notwithstanding the foregoing, if a participant is a party to an employment or other agreement with the Corporation or one of its Subsidiaries, or is a participant in a severance program sponsored by the Corporation or one of its Subsidiaries, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), or the applicable award agreement includes such provisions, the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to the awards held by that participant (for example, and without limitation, a participant may be a party to an employment agreement with the Corporation or one of its Subsidiaries that provides for a

“gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any awards held by that participant).

8.	OTHER PROVISIONS

8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a)	require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)	deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date. This Plan is effective as of March 24, 2008, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Construction; Severability.

8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3	Plan Construction.

(a)	Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b)	Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

SEMTECH CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Semtech Corporation hereby appoints Mohan R. Maheswaran and Emeka Chukwu, and each of them, as attorneys and proxies for the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 26, 2008 at 11:00 a.m., Los Angeles time, and at any adjournment or postponement thereof, and to vote all of the shares of Common Stock of Semtech Corporation which the undersigned is entitled to vote in accordance with the instructions below and on the reverse hereof.

This Proxy, when properly executed, will be voted as directed, or if no direction is indicated, it will be voted FOR proposals 1, 2 and 3.

(Continued and to be Signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3:

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

(1). ELECTION OF DIRECTORS

01 Glen M. Antle

02 W. Dean Baker

03 James P. Burra

04 Bruce C. Edwards

05 Rockell N. Hankin

06 James T. Lindstrom

07 Mohan R. Maheswaran

08 John L. Piotrowski

09 James T. Schraith

Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above.

FOR all nominee s listed (e except as mark ed to the contrary)

WITHHOLD AUTHOR IT Y to vote for the nominees struck through

(2). PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as the Company’s in dependent registered public accountant for the current fiscal year.

(3). PROPOSAL TO APPROVE THE SEMTECH CORPORATION 2008 LONG-TERM EQUITY

IN CENTIVE PLAN.

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

With discretionary authority to vote such shares with respect to the transaction of such other business as may properly come before the meeting.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held June 26, 2008 and the Proxy Statement furnished herewith.

Stockholder’s Signature: _____________________________________________________________________________________________ Date:_________________________________________________

Note: Please sign name exactly as imprinted above. When signing as attorney, administrator, executor, trustee or guardian, please give full title as such; if a corporation, sign in full corporate name by an authorized officer; and, if a partnership, sign in partnership name by authorized person. If more than one name appears hereon, all persons named should sign. PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

FOLD AND DETACH HERE